UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
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The Interpublic Group of Companies, Inc.

909 Third Avenue, New York, NY 10022

April 11, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Thursday, May 24, 2018. The meeting will be held at the Paley Center for Media, 25 West 52 Street, New York, NY 10019.

This year, we are pleased to once again use the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials on the Internet. As a result, we are mailing to many of our stockholders a notice of the online availability of our proxy materials, instead of paper copies of this proxy statement, and our 2017 Annual Report. The notice contains instructions on how to access those documents online. The notice also contains instructions on how stockholders receiving the notice can request a paper copy of our proxy materials, including this proxy statement, our 2017 Annual Report and a form of proxy card or voting instruction card. This distribution method conserves natural resources and reduces the costs of printing and distributing our proxy materials.

The business to be considered is described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to these matters, we will present a report on the state of our Company.

We hope you will be able to attend.

Sincerely,

Michael I. Roth

Chairman of the Board

and Chief Executive Officer

The Interpublic Group of Companies, Inc.

909 Third Avenue, New York, NY 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:30 a.m., local time, on Thursday, May 24, 2018

Place:	The Paley Center for Media, 25 West 52 Street, New York, NY 10019

Items of Business:

1.	To elect the eleven directors listed on pages 4-8 of the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2018;

3.	To hold an advisory vote on named executive officer compensation;

4.	To vote on a stockholder proposal described in the proxy statement if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting.

Information about the foregoing matters to be voted upon at the Annual Meeting is contained in the Proxy Statement.

The close of business on March 29, 2018 has been established as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and any adjournment thereof.

Stockholders will need to present a valid photo identification to be admitted to the Annual Meeting. Please note that the use of photographic and recording devices is prohibited at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 24, 2018.

Interpublic’s 2018 Proxy Statement and 2017 Annual Report are available electronically at http://www.interpublic.com.

By Order of the Board of Directors,

Andrew Bonzani

Senior Vice President, General Counsel and Secretary

Your vote is important! Whether or not you plan to attend the meeting in person, please take a moment to vote by Internet, telephone or completing a proxy card as described in the How Do I Vote section of this document. Your prompt cooperation will save Interpublic additional solicitation costs. You may revoke your proxy as described in the How Can I Revoke My Proxy or Change My Vote section of this document if you decide to change your vote or if you decide to attend the meeting and vote in person.

Dated: April 11, 2018

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Proxy Statement

INTRODUCTION

The Board of Directors of The Interpublic Group of Companies, Inc. (“Interpublic,” “IPG,” the “Company,” “us,” “we” or “our”) is providing this Proxy Statement in connection with the Annual Meeting of Stockholders, which will be held at the Paley Center for Media, 25 West 52 Street, New York, NY, at 9:30 a.m., Eastern Time, on Thursday,

May 24, 2018. Interpublic’s principal executive office is located at 909 Third Avenue, New York, NY 10022. The proxy materials are first being sent to stockholders beginning on or about April 11, 2018.

This Proxy Statement is also available on our website at http://www.interpublic.com.

FREQUENTLY ASKED QUESTIONS

How are the proxy materials being distributed?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders of record a notice of the Internet availability of the proxy materials in lieu of a paper copy of the proxy materials. All stockholders receiving this Notice may access the proxy materials over the Internet or request a paper copy of the proxy materials by mail. In addition, the Notice has instructions on how you may request access to proxy materials by mail or electronically on an ongoing basis.

Choosing to access your future proxy materials electronically will reduce the costs of distributing our proxy materials and helps conserve natural resources. If you choose to access future proxy materials electronically in connection with future meetings, you will receive an email of a Notice and Access with instructions containing a link to the website where the proxy materials are available and a link to the proxy-voting website. Your election to access proxy materials electronically will remain in effect until it is terminated by you.

Who can vote?

You are entitled to vote or direct the voting of your shares of Interpublic common stock (the “Common Stock”) if you were a stockholder on March 29, 2018, the record date for the Annual Meeting. On March 29, 2018, approximately 386,165,566 shares of Common Stock were outstanding.

Who is the holder of record?

You may own your shares of Common Stock either

•	directly registered in your name at our transfer agent, Computershare; or

•	indirectly through a broker, bank or other intermediary.

If your shares are registered directly in your name, you are the Holder of Record of these shares, and we are sending these proxy materials directly to you. If you hold shares indirectly through a broker, bank or other intermediary, these materials are being sent to you by or on behalf of that entity.

How do I vote?

Your vote is important. We encourage you to vote promptly. You may vote in any one of the following ways:

Holders of record

•	By Telephone. You can vote your shares by telephone, by calling 1-800-652-VOTE (8683). Telephone voting is available 24 hours a day and 7 days a week. If you vote by telephone, you do not need to return a proxy card. Your vote by telephone must be received by 1 a.m. EDT, May 24, 2018.

•	By Internet. You can also vote on the internet. The website address for Internet voting is www.envisionreports.com/IPG. Internet voting is available 24 hours a day and 7 days a week. If you vote by internet, you do not need to return your proxy card. Your vote by internet must be received by 1 a.m. EDT, May 24, 2018.

•	By Mail. If you choose to vote by mail, complete the proxy card enclosed with the mailed proxy material, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 5 p.m. EDT, May 23, 2018.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person by written ballot. You must present a valid photo identification for admission to the Annual Meeting. Please refer to the instructions set forth on the proxy card.

Interpublic Group 2018 Proxy Statement	1

Frequently Asked Questions

Shares Held by Brokers, Banks and Other Intermediaries

•	If your shares of Common Stock are held through a broker, bank or other intermediary, you will receive instructions from that entity regarding the voting of your shares.

•	If you plan to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or other intermediary in advance of the meeting to obtain a “legal proxy” to permit you to vote by written ballot at the Annual Meeting.

How many shares must be present to hold the annual meeting?

A quorum is required to transact business at the Annual Meeting. We will have a quorum at the Annual Meeting if the holders of more than 50% of the outstanding shares of Common Stock entitled to vote are present at the meeting, either in person or by proxy.

How are votes counted?

For all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN’’ on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote.

A New York Stock Exchange (“NYSE”) member broker that holds shares for the account of a customer has the authority to vote on certain limited matters without instructions from the customer. Of the matters being submitted to a vote of stockholders at the Annual Meeting, NYSE rules permit member brokers to vote without instructions only on the proposal to ratify the appointment of our independent registered public accounting firm. On each of the other matters, NYSE members may not vote without customer instruction. A notation by a broker on a returned proxy that it is not permitted to vote on particular matters due to the NYSE rules is referred to as a “broker non-vote.”

How will my shares be voted at the Annual Meeting?

The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal.

That recommendation is shown for each proposal on the proxy card.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote:

•	FOR the Board’s nominees for election as directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2018;

•	FOR the advisory vote to approve named executive officer compensation; and

•	AGAINST the shareholder proposal.

What vote is required to approve each proposal?

The table below shows the vote required to approve the matters being submitted to a vote of stockholders at the Annual Meeting:

Proposals	Vote Required	Do abstentions count as shares present and entitled to vote?	Do broker non-votes count as shares present and entitled to vote?
Election of each Director	Majority of shares present and entitled to vote	Yes	No
Ratification of the Appointment of Pricewaterhouse-Coopers LLP*	Majority of shares present and entitled to vote	Yes	N/A
Advisory Vote to Approve Named Executive Officer Compensation*	Majority of shares present and entitled to vote	Yes	No
Stockholder Proposal*	Majority of shares present and entitled to vote	Yes	No

* Advisory and non-binding

2	Interpublic Group 2018 Proxy Statement

Frequently Asked Questions

How can I revoke my proxy or change my vote?

You can revoke your proxy or change your vote by:

Holders of Record

•	Sending written notice of revocation to the SVP, General Counsel & Secretary of Interpublic prior to the Annual Meeting;

•	Submitting a later dated proxy by mail or, prior to 1 a.m., EDT, on May 24, 2018, by telephone or Internet; or

•	Attending the Annual Meeting and voting in person by written ballot.

Stock Held by Brokers, Banks and Other Intermediaries

•	You must contact your broker, bank or other intermediary to obtain instructions on how to revoke your proxy or change your vote.

Who will count the vote?

The Board of Directors has appointed Computershare to act as Inspector of Election at the 2018 Annual Meeting.

Who is the proxy solicitor?

D.F. King & Co., Inc. has been retained by Interpublic to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $18,000, plus reimbursement of expenses to be paid by Interpublic. In addition, our directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means for which they will not receive any compensation other than their regular compensation as directors, officer and employees. Banks, brokers and others holding stock for the account of their customers will be reimbursed by Interpublic for out-of-pocket expenses incurred in sending proxy materials to the beneficial owners of such shares.

How do I submit a proposal for inclusion in Interpublic’s 2019 proxy materials?

Stockholder proposals submitted for inclusion in Interpublic’s proxy statement and form of proxy for the 2019 Annual Meeting of Stockholders scheduled to be held on May 23, 2019, should be addressed to: The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP, General Counsel & Secretary, and must be received by Interpublic by December 12, 2018 in order to be considered for inclusion. Such proposals must comply with all applicable Securities and Exchange Commission (“SEC”) regulations.

How do I submit an item of business for consideration at the 2019 Annual Meeting?

A stockholder wishing to introduce an item of business (including the nomination of any person for election as a director of Interpublic) for consideration by stockholders at the 2019 Annual Meeting, other than a stockholder proposal included in the proxy statement as described in response to the preceding question, must comply with Section 2.13(a)(2) of Interpublic’s Bylaws, which requires notice to Interpublic no later than February 23, 2019, and no earlier than January 24, 2019, accompanied by the information required by Section 2.13(a)(2).

Interpublic Group 2018 Proxy Statement	3

ITEM 1. ELECTION OF DIRECTORS

At the Annual Meeting, eleven directors are to be elected, each for a one-year term. The directors so elected will hold office until the Annual Meeting of Stockholders to be held in 2019 and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Unless authority is withheld by the stockholder, it is the intention of persons named by Interpublic as proxies on the proxy card to vote “for” the nominees identified in this Proxy Statement or, in the event that any of the nominees is unable to serve (an event not now anticipated), to vote “for”

the balance of the nominees and “for” the replacement nominee, if any, designated by the Board of Directors. If no replacement is nominated, the size of the Board of Directors will be reduced.

Each of the nominees is currently a director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance Committee and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” each of the nominees.

Nominees for Director

The following information on each Director nominee is as of April 4, 2018, and has been provided or confirmed to Interpublic by the nominee.

JOCELYN CARTER-MILLER Age: 60 Director Since: 2007	Interpublic Committees: • Audit • Corporate Governance (Chair) • Executive	Public Directorships: • The Principal Financial Group, Inc. • Netgear, Inc.

JOCELYN CARTER-MILLER is President of TechEdVentures, Inc., a community and personal empowerment firm that develops and markets educational and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. Ms. Carter-Miller is also a former board member of the Association of National Advertisers.

Qualifications: Ms. Carter-Miller provides the Board with an important perspective in the marketing field, which is a critical component of Interpublic’s business, based on her extensive executive and marketing experience acquired during her time at Motorola, where she served as its Chief Marketing Officer and more recently as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Her current work as President of TechEdVentures provides the Board with a meaningful voice in keeping Interpublic focused on its corporate social responsibilities.

H. JOHN GREENIAUS Age: 73 Director Since: 2001	Interpublic Committees: • Audit • Compensation and Leadership Talent	Former Public Directorships: • Nabisco Inc. • Pennzoil Inc. • Primedia Inc. • True North Communications, Inc.

H. JOHN GREENIAUS retired as Chairman and Chief Executive Officer of Nabisco Inc. in 1997, having served in that position between 1993 and 1997. Mr. Greeniaus was named President and CEO of Nabisco in 1989 following KKR’s leveraged buyout of the company and served in that position until 1993. Prior to that time, he held various marketing and general management positions with Nabisco in Canada, Europe and the U.S. Mr. Greeniaus began his career with Procter & Gamble in Canada and subsequently he worked at J. Walter Thompson and PepsiCo before joining Standard Brands, a Nabisco predecessor, in 1977.

Qualifications: Mr. Greeniaus provides insight into the challenges and issues facing a global enterprise from his experience as the former Chairman and Chief Executive Officer of Nabisco as well as his time managing Nabisco’s European operations. His experience at PepsiCo, where he served as Vice President of Marketing, and his time at J. Walter Thompson allow him to offer

4	Interpublic Group 2018 Proxy Statement

Item 1. Election of Directors

valuable perspectives on issues relevant to a marketing services company. Mr. Greeniaus’ prior directorships at other public companies across a variety of industries give him the expertise to provide valuable contributions on accounting and corporate governance matters.

MARY J. STEELE GUILFOILE Age: 64 Director Since: 2007	Interpublic Committees: • Audit (Chair) • Corporate Governance • Executive	Public Directorships: • Valley National Bancorp • C.H. Robinson Worldwide, Inc. • Hudson Ltd. Former Public Directorships: • Viasys Healthcare, Inc.

MARY J. STEELE GUILFOILE, is currently Chairman of MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm. From 2000 to 2002, Ms. Guilfoile was Executive Vice President and Corporate Treasurer at JPMorgan Chase & Co. and also served as Chief Administrative Officer of its investment bank. Ms. Guilfoile is a former Partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 through 2000. Ms. Guilfoile, a licensed CPA, continues as a Partner of The Beacon Group, LP, a private investment group.

Qualifications: Ms. Guilfoile’s knowledge and expertise as a financial industry executive and her training as a certified public accountant contributes an important perspective to the Board. Ms. Guilfoile’s tenure at JP Morgan Chase, and its predecessor companies, serving as Corporate Treasurer, Chief Administrative Officer for its investment bank, and in various merger integration, executive management and strategic planning positions, as well as her current role as Chairman of MG Advisors, Inc., brings to the Board someone with valuable experience and expertise in corporate governance, accounting, risk management and auditing matters.

DAWN HUDSON Age: 60 Director Since: 2011	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance	Public Directorships: • NVIDIA Corporation Former Public Directorships: • Amplify Snack Brands, Inc. • Allergan, Inc. • Lowe’s Companies, Inc. • PF Chang’s china Bistro, Inc.

DAWN HUDSON is the Chief Marketing Officer for the National Football League (the “NFL”), serving in that role from October 2014 through her previously announced departure date in mid-April 2018. Previously, she served from 2009 to 2014 as vice chairman of The Parthenon Group, an advisory firm focused on strategy consulting. Prior to that time, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from 2005 until 2007. From 2002 to 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from 2005 to 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. Ms. Hudson is a former Chair and board member of the Association of National Advertisers (the “ANA”). In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is the former Chairman of the Board of the Ladies Professional Golf Association.

Qualifications: Ms. Hudson’s extensive experience in strategy and marketing, with the NFL, at PepsiCo and at major advertising agencies, and her time as Chair of the ANA brings valuable expertise to the Board on matters which are vital to the Company’s business. In addition, her experience as Vice Chair of The Parthenon Group, and as the former Chief Executive Officer of Pepsi-Co North America, provides the Board with valuable insight and perspective on matters involving the Company’s business strategy and planning. Ms. Hudson also provides a unique perspective of having been both on the agency and client side of the industry. Her fourteen years of experience on various public company boards is a valuable resource on corporate governance matters.

Interpublic Group 2018 Proxy Statement	5

Item 1. Election of Directors

WILLIAM T. KERR Age: 76 Director Since: 2006	Interpublic Committees: • Audit • Compensation and Leadership Talent (Chair) • Executive

Former Public Directorships:

•   Global Partner Acquisition Corp

•   Arbitron Inc.

•   Maytag Corporation

•   Meredith Corporation

•   Principal Financial Group

•   Storage Technology Corporation

•   Whirlpool Corporation

WILLIAM T. KERR is a partner of Eaglepoint Advisors, a firm that works with middle market companies facing innovative changes and transition. Most recently he served as Chairman of Global Partner Acquisition Corp., from 2015 to 2018. Previously, Mr. Kerr served as President and Chief Executive Officer of Arbitron Inc., a media and marketing research firm, from 2010 to 2013. He served as Chairman of the Board of Meredith Corporation from 2006 to 2010 and was Chairman and Chief Executive Officer of Meredith from 1998 to 2006. He was President and Chief Executive Officer of Meredith Corporation from 1997 to 1998. Mr. Kerr served as President and Chief Operating Officer for Meredith Corporation from 1994 through 1997 and as Executive Vice President of Meredith Corporation and President of its Magazine Group from 1991 through 1994. Prior to that time, Mr. Kerr served as Vice President of The New York Times Company and President of its magazine group, a position he held since 1984.

Qualifications: Mr. Kerr’s general business background and knowledge in the fields of marketing research and media make a valuable contribution to the Board. In his previous leadership and executive experience at both Arbitron and at Meredith Corporation, a diversified media company, Mr. Kerr provides to the Board the perspective and insights of an organizational leader who has managed issues similar to those faced by Interpublic.

HENRY S. MILLER Age: 72 Director Since: 2015	Interpublic Committees: • Audit • Corporate Governance	Public Directorships: • American International Group, Inc. Former Public Directorships: • Ally Financial Inc.

HENRY S. MILLER has been Chairman of Marblegate Asset Management, LLC, a privately owned asset management firm, since 2009. Mr. Miller was co-founder, Chairman and a Managing Director of Miller Buckfire & Co., LLC, an investment bank, from 2002 to 2011 and Chief Executive Officer from 2002 to 2009. Prior to founding Miller Buckfire & Co., LLC, Mr. Miller was Vice Chairman and a Managing Director at Dresdner Kleinwort Wasserstein and its predecessor company Wasserstein Perella & Co., where he served as the global head of the firm’s financial restructuring group. Prior to that, Mr. Miller was a Managing Director and Head of both the Restructuring Group and Transportation Industry Group of Salomon Brothers Inc. From 1989 to 1992, Mr. Miller was a managing director and, from 1990 to 1992, co-head of investment banking at Prudential Securities.

Qualifications: Mr. Miller’s expertise in business strategy and knowledge as a financial industry executive contributes an important perspective to the Board on the Company’s business strategy and financial control matters.

JONATHAN F. MILLER Age: 61 Director Since: 2015	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance Public Directorships: • Akamai Technologies Inc. • AMC Networks Inc. • j2 Global, Inc.	Former Public Directorships: • Houghton Mifflin Harcourt Company • Live Nation Entertainment, Inc. • RTL Group SA • Shutterstock, Inc. • TripAdvisor, Inc.

JONATHAN F. MILLER is the Chief Executive Officer of Integrated Media Co., a special purpose digital media investment company, and began serving in that role in February 2018. Prior to that time, Mr. Miller was a Partner of Advancit Capital, LLC, a venture capital investment fund, from July 2013 through January 2018. Previously, Mr. Miller served as Chairman and Chief Executive of News Corporation’s digital media group and as News Corporation’s Chief Digital Officer from April 2009 until

6	Interpublic Group 2018 Proxy Statement

Item 1. Election of Directors

October 2012. Mr. Miller had previously been a founding partner of Velocity Interactive Group (“Velocity”), an investment firm focusing on digital media and the consumer Internet, from its inception in February 2007 until April 2009. Prior to founding Velocity, Mr. Miller served as Chief Executive Officer of AOL LLC (“AOL”) from August 2002 to December 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services, of USA Networks Interactive, a predecessor to IAC/InterActiveCorp.

Qualifications: Mr. Miller’s extensive knowledge and senior leadership positions in the media industry, including executive roles at News Corporation, AOL and USA Networks Interactive, provides the Board with a broad and valuable perspective and expertise on the complex media and advertising landscape.

PATRICK Q. MOORE Age: 48 Director Since: 2018	Interpublic Committees: • Audit • Compensation and Leadership Talent	Public Directorships: • Ryman Hospitality Properties, Inc.

PATRICK Q. MOORE is Executive Vice President, Strategy and Business Development at Carter’s Inc., a global leader in children’s apparel and related products. From 2013 to 2017, Mr. Moore was Executive Vice President, Chief Strategy Officer with YP Holdings, a portfolio company of Cerberus Capital Management, and one of the largest local digital media businesses in the U.S. Prior to his time at YP Holdings, Mr. Moore spent more than 10 years at McKinsey & Company, a global management consulting firm, serving as a Partner and leader in the firm’s Consumer Practice. Mr. Moore also led McKinsey’s North American Consumer Digital Excellence initiative while with the firm.

Qualifications: Mr. Moore’s experience at a digital media company and at a management consulting firm provide him with a unique perspective on the challenges and opportunities faced by the Company. Mr. Moore’s experience and expertise in corporate strategy provides the Board with valuable perspective in the Board’s oversight of the organization’s strategic objectives.

MICHAEL I. ROTH Age: 72 Director Since: 2002	Interpublic Committees: • Executive (Chair)	Public Directorships: • Pitney Bowes Inc. • Ryman Hospitality Properties, Inc.

MICHAEL I. ROTH became Chairman of the Board and Chief Executive Officer of Interpublic in January 2005. Prior to that time Mr. Roth served as Chairman of the Board of Interpublic from July 2004 to January 2005 and has been a director of Interpublic since 2002. Mr. Roth served as Chairman and Chief Executive Officer of The MONY Group Inc. from February 1994 to June 2004.

Qualifications: Mr. Roth’s leadership and perspective as Interpublic’s Chief Executive Officer gives him an intimate knowledge of the Company’s operations and his role as Chairman of the Board is aided by his successful tenure as Chairman and Chief Executive Officer of The MONY Group. Mr. Roth’s other directorships, and his accounting, tax and legal background, as a certified public accountant and holding an L.L.M. degree from New York University Law School, also adds significant value to his overall contributions as a member of the Board and in his role as Chairman.

Interpublic Group 2018 Proxy Statement	7

Item 1. Election of Directors

DAVID M. THOMAS Age: 68 Director Since: 2004	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance • Executive	Public Directorships: • Fortune Brands Home & Security, Inc. (Non-executive Chairman) Former Public Directorships: • IMS Health Inc. • The MONY Group, Inc.

DAVID M. THOMAS retired as executive chairman of IMS Health Inc. (“IMS”), a healthcare information, services and technology company, in March 2006, after serving in that position since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas also serves on the Board of Trustees of Fidelity Investments.

Qualifications: Mr. Thomas’ experience as a Chief Executive Officer and overall management experience at premier global technology companies provides a vital perspective for the Board as it addresses the rapidly changing and growing landscape in advertising and marketing. Such leadership experience is also vital in his role as Presiding Director. Mr. Thomas also provides the Board with a great deal of insight and perspective in the healthcare advertising field having served as Chairman and Chief Executive Officer of IMS.

E. LEE WYATT JR. Age: 65 Director Since: 2017	Interpublic Committees: • Audit • Corporate Governance

E. LEE WYATT JR. is a former Executive Vice President of Fortune Brands Home & Security, Inc., a consumer home products company, where he served in that role from July 2017 until his retirement in December 2017. Prior to that, Mr. Wyatt served as Senior Vice President and Chief Financial Officer of Fortune Brands, where he served in that role from 2011 to July 2017. Mr. Wyatt also served as Chief Financial Officer and Executive Vice President of Hanesbrands Inc. (formerly, Sara Lee Branded Apparel) from 2005 to 2011. He has held various financial roles at Sonic Automotive Inc., ultimately serving as Chief Financial Officer through 2005. Mr. Wyatt has more than 40 years of experience working with public and private companies.

Qualifications: Mr. Wyatt’s experience as Chief Financial Officer of several publicly traded companies for 19 years and his deep financial and business expertise contributes an important perspective to the Board on accounting, risk management and auditing matters. In addition, Mr. Wyatt’s experience in overseeing and managing complex businesses at major global marketers is vital for Interpublic given its organizational structure.

8	Interpublic Group 2018 Proxy Statement

OUR CORPORATE GOVERNANCE FRAMEWORK

Our corporate governance framework is designed to ensure strong commitment to maintaining sound corporate governance practices. Our governance framework enables independent and skilled directors to provide oversight, advice, and counsel to promote the interests of Interpublic and its stockholders. Key governance policies and processes include our Code of Conduct, our comprehensive enterprise-wide risk management program, our commitment to transparent financial reporting and our systems of internal checks and balances.

You may view our Corporate Governance Guidelines, the charters of each of our board committees and the Code of Conduct for our employees and directors on Interpublic’s website at http://www.interpublic.com or you may obtain copies free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP, General Counsel & Secretary. These documents provide the framework for our governance at the board level. Our directors understand that they serve you as stockholders in carrying out their responsibility to oversee the operation and strategic direction of our company. To do so effectively, our Board along with management regularly reviews our Corporate Governance Guidelines, our charters and practices to assure that they are appropriate and reflect high standards.

INTERPUBLIC GOVERNANCE HIGHLIGHTS

Key Governance Principles	•	All directors are elected annually.
	•	In uncontested director elections, each director is elected by a majority of shares present and entitled to vote.
	•	Directors may not stand for reelection after age 74, unless otherwise determined by the Board that waiving this restriction is in the best interests of stockholders.
	•	Directors annually review and assess board performance and the overall skills and areas of expertise present on the Board and, when determined to be in the best interests of the Company, recommend to stockholders the election of new directors to add a fresh perspective and ensure adequate succession planning.
	•	No member of the Audit Committee may serve on the audit committees of more than two other public companies.
Board Independence	•	10 of the 11 director nominees are independent.
	•	Our CEO is the only member of management who serves as a director.
	•	Our Audit, Compensation and Leadership Talent and Corporate Governance Committees are comprised solely of independent directors.
	•	The committee chairs play a key role in shaping the agendas and information presented to their committees.
	•	The Board and the Committees have the authority to hire independent advisors, as they deem appropriate.
Presiding Director	•	The independent directors annually elect an independent Presiding Director.
	•	The Presiding Director chairs regularly scheduled executive sessions.
	•	The Presiding Director, together with the Chairman, plays a key role in forming the agendas and information presented to the Board.
	•	The Presiding Director has additional duties and responsibilities set forth on page 14.
Board Oversight of Risk and Strategy	•	Enterprise-wide risk management is overseen by our Audit Committee, which reports on such matters to the Board.
	•	Our Compensation Committee reviews compensation practices to ensure that they do not encourage imprudent risk taking.
	•	Our Board directly oversees and advises management on development and execution of corporate strategy.
Stockholder Rights	•	No “poison pill” or similar stockholder rights plan.
	•	No supermajority voting requirements.
	•	Stockholders owning 3% or more of our outstanding shares of common stock for a period of at least three years to have the right to include in our proxy statement nominees for election equal to the greater of two directors or 20% of our Board of Directors.

Interpublic Group 2018 Proxy Statement	9

Our Corporate Governance Framework

	•	Stockholders holding 25% or more of the Company’s common stock have the right to require that we hold a special meeting of stockholders to consider matters that are the proper subject of stockholder action.
	•	Regular outreach and engagement with stockholders is a key objective.
Compensation Governance	•	A significant percentage of the compensation paid to our named executive officers (“NEOs”) is performance-based and exposed to fluctuations in the price of our common stock (page 26).
	•	Robust share ownership guidelines for our directors, NEOs and other senior executives (pages 16 and 39).
	•	The Compensation and Leadership Talent Committee engages an independent consultant on executive compensation matters.
Succession Planning	•	CEO and management succession planning is one of the board’s highest priorities.
	•	Our board devotes significant attention to identifying and developing talented senior leaders.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Director Independence

In accordance with the NYSE listing standards (the “NYSE Listing Standards”), the Board annually evaluates the independence of each member of the Board of Directors under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the NYSE Listing Standards.

Interpublic has eleven directors, one of whom, Michael I. Roth, is an employee of Interpublic and, ten of whom are not employees of Interpublic or its subsidiaries (referred to in this Proxy Statement as “Non-Management Directors”). At their meetings held on February 15, 2018, the Corporate Governance Committee and the full Board determined that each of the Non-Management Directors is an independent director under Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Meeting of Independent Directors

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors who are not independent, then at least once annually, the Non-Management Directors should hold an executive session attended by only independent directors. Although not required under the NYSE Listing Standards (because all of the Non-Management Directors are independent), the Board nevertheless held several executive sessions of its independent directors during 2017, with Mr. Thomas, in his role as Presiding Director, serving as the chairperson of the sessions.

Director Selection Process

The Corporate Governance Committee is charged with the responsibilities described below under the heading “Committees of the Board of Directors—Corporate Governance Committee.”

One of the Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The Committee, together with the Presiding Director, considers candidates suggested by its members, other directors, senior management and stockholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The Committee is given broad authorization to retain, at the expense of Interpublic, external legal, accounting or other advisers, including search firms to identify candidates and to perform background reviews of potential candidates. The Committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking.

On June 30, 2017, the Board of Directors elected E. Lee Wyatt Jr. to become a member of the Board of Directors, effective July 1, 2017, following the review and assessment of his candidacy which first began in late 2016. On October 25, 2017, the Board also elected Patrick Q. Moore to become a member of the Board of Directors, effective January 1, 2018, following the review and assessment of Mr. Moore’s candidacy which first began in early 2017. Messrs. Wyatt and Moore were each presented and recommended to the Board as possible nominees by other current members of the Board. Prior to their respective elections, the Corporate Governance Committee performed a review of the background and qualifications of each director and members of the Executive Committee and other directors conducted interviews with each nominee and provided their recommendations of each candidate to the Corporate Governance Committee. On the basis of this process for each nominee, the Corporate Governance Committee recommended each to the Board for election.

Each of the directors nominated for election at the 2018 annual meeting were evaluated and recommended to the Board for nomination by the Corporate Governance Committee, and nominated by the Board for election.

10	Interpublic Group 2018 Proxy Statement

Our Corporate Governance Framework

All director candidates, including those recommended by stockholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials, including:

•	Their business and professional achievements, knowledge, experience and background, particularly in light of the principal current and prospective businesses of Interpublic and the general strategic challenges facing Interpublic and its industry as a whole;

•	Their integrity and independence of judgment;

•	Their ability and willingness to devote the time necessary to fulfill Board duties;

•	Their qualifications for membership on one or more of the committees of the Board;

•	Their potential contribution to the diversity and culture of the Board;

•	Their educational background;

•	Their independence from management under the NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•	The needs of the Board and Interpublic; and

•	The Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession as set out in Interpublic’s Corporate Governance Guidelines.

In determining the needs of the Board and Interpublic, the Corporate Governance Committee considers the qualifications of sitting directors and consults with the Presiding Director, other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisers. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation in meetings of the Board and its various committees, as well as in less formal contacts with management.

Director candidates, other than sitting directors, are interviewed by members of the Executive Committee and by other directors, the CEO and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations. The Corporate Governance Committee also reviews sitting directors who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Stockholders wishing to recommend a director candidate to the Committee for its consideration should write to the Corporate Governance Committee, in care of its Chairperson, at The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022. Any recommendations will be considered for the next annual election of directors in 2019. A recommendation should include the proposed candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above.

Succession Planning

Interpublic’s Board of Directors is actively involved in talent management. Annually, the Board reviews and analyzes the alignment of Interpublic’s strategy on personnel and succession with its overall business strategy. This includes a detailed discussion of Interpublic’s global leadership bench, strength and succession plans with a focus on key positions at the senior officer level. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles at Interpublic and each of its global agencies. The Board seeks opportunities to provide potential leaders with exposure and visibility to Board members through formal presentations and by holding a number of Board and committee meetings throughout the year at key operating units. In addition, the Board is regularly updated on key talent indicators for the overall workforce, including work environment, diversity, recruiting and development programs.

Code of Conduct

Interpublic has adopted a set of ethical standards known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any director or executive officer. The Code of Conduct, including future amendments, may be viewed on Interpublic’s website at http://www.interpublic.com or a copy may be obtained free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP, General Counsel & Secretary.

Interpublic Group 2018 Proxy Statement	11

Our Corporate Governance Framework

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may contact Interpublic’s Board of Directors, the Non-Management Directors as a group, or any individual director, as applicable, by writing to them at the following address:

c/o SVP, General Counsel & Secretary

The Interpublic Group of Companies, Inc.

909 Third Avenue

New York, NY 10022

Communications to the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s accounting, internal accounting controls or auditing matters will also be referred to the chairperson of the Audit Committee. Other communications will be referred to the Presiding Director (whose responsibilities are described below) or the appropriate committee chairperson.

MEETINGS AND COMMITTEES OF THE BOARD

Attendance at Board of Directors and Committee Meetings

The Corporate Governance Guidelines provide that each director be expected to prepare for, attend and participate in, at least 75% of all regularly scheduled and special meetings of the Board and meetings of the Committees on which a Board member serves, absent special circumstances. The Board of Directors held 7 meetings in 2017 and committees of the Board held a total of 21 meetings. During 2017, each director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Stockholders

Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Stockholders. However, each current director who was a member of the Board at the time of the 2017 annual meeting was in attendance.

Board Structure and Committees

The standing committees of the Board consist of the Audit Committee, the Compensation and Leadership Talent Committee, the Corporate Governance Committee and the Executive Committee. The activities of the Audit Committee, Compensation and Leadership Talent Committee and the Corporate Governance Committee are each governed by a charter that may be viewed on Interpublic’s website at http://www.interpublic.com or may be obtained free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP, General Counsel & Secretary. A description of the responsibilities of each standing Committee of the Board is provided below under the heading “Committees of the Board of Directors.”

Committees of the Board of Directors

The following table shows the directors who are currently members or chairman of each of the standing Board committees and the number of meetings each committee held in 2017.

Name		Audit	Compensation and Leadership Talent	Corporate Governance	Executive
Jocelyn Carter-Miller	I	●		C	●
H. John Greeniaus	I	●	●
Mary J. Steele Guilfoile	I	C		●	●
Dawn Hudson	I		●	●
William T. Kerr	I	●	C		●
Henry S. Miller	I	●		●
Jonathan F. Miller	I		●	●
Patrick Q. Moore	I	●	●
Michael I. Roth	◆				C
David M. Thomas	PD I		●	●	●
E. lee Wyatt Jr.	I	●		●
Number of Meetings in 2017		8	8	5	0

◆ Chairman of the Board    C Committee Chair        ● Member        I Independent Director        PD Presiding Director

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Our Corporate Governance Framework

Audit Committee

Roles and Responsibilities:

•  Reviews the annual financial information to be provided to stockholders and filed with the SEC;

•  Reviews the system of internal controls established by management;

•  Reviews financial reporting policies, procedures and internal controls;

•  Reviews and oversees the internal and external audit processes;

•  Responsible for the selection, compensation, retention and oversight of Interpublic’s registered independent public accounting firm;

•  Responsible for the other activities described in greater detail in the Audit Committee Report on page 20; and

•  Responsible for other activities described in greater detail under the heading:

–  “The Board’s Role in Risk Oversight” on page 15; and

–  “Transactions with Related Persons” on page 15.

Independence and Financial Literacy

Each member of the Audit Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC rules.

Committee Members: Carter-Miller (F, I) Greeniaus (F, I) Guilfoile (C, F, I) Kerr (F, I) H. Miller (F, I) Moore (F, I) Wyatt (F, I) Number of meetings during 2017: 8

Compensation and Leadership Talent Committee

Roles and Responsibilities:

•  Reviews and adopts the executive compensation philosophy for the Company;

•  Reviews the Company’s initiatives to attract, develop and retain key employees on an ongoing basis and, with the full Board, reviews succession plans for key executive positions;

•  Reviews and recommends to the Board, the compensation of the CEO;

•  In consultation with the CEO, approves the compensation of the executive officers, other than the CEO, and approves the compensation of other senior executives of the Company and its subsidiaries;

•  Oversees and administers the Company’s equity performance incentive plans;

•  Establishes the performance measures and goals and verifies the achievement of performance goals under performance-based incentive compensation and equity plans; and

•  Reviews the Company’s share ownership guidelines for selected senior executives.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation are described in the Compensation Discussion & Analysis under the heading “Compensation Philosophy and Basic Principles” on page 34.

Independence

Each member of the Compensation and Leadership Talent Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Greeniaus (I) Hudson (I) Kerr (C, I) J. Miller (I) Moore (I) Thomas (I) Number of meetings during 2017: 8

C =	Committee Chair
F =	Determined by the Board to be an Audit Committee Financial Expert as defined under applicable SEC rules and regulations
I =	Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

Interpublic Group 2018 Proxy Statement	13

Our Corporate Governance Framework

Corporate Governance Committee

Roles and Responsibilities:

•  Oversees corporate governance issues and makes recommendations to the Board;

•  Identifies, evaluates, and recommends candidates for nomination to the Board and the appointment of Board committee members;

•  Reviews and makes recommendations to the Board regarding director independence;

•  Reviews and advises management on the Company’s social responsibility initiatives;

•  Oversees and recommends to the Board the CEO succession planning;

•  Oversees the annual self-evaluation process of the Board and Committees; and

•  Responsible for approving the compensation paid to the Board and committee members.

Independence

Each member of the Corporate Governance Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Carter-Miller (C, I) Guilfoile (I) Hudson (I) H. Miller (I) J. Miller (I) Thomas (I) Wyatt (I) Number of meetings during 2017: 5

Executive Committee
Roles and Responsibilities: • Acts on the Board’s behalf between Board meetings.	Committee Members: Carter-Miller (I) Guilfoile (I) Kerr (I) Roth (C) Thomas (I) Number of meetings during 2017: 0

C = Committee Chair

I  = Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

BOARD LEADERSHIP STRUCTURE

The Board continually examines its policies to ensure that Interpublic’s corporate governance and Board structure are designed to maximize the Company’s effectiveness. Currently, the Board believes that Interpublic’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the operations of the Company, and most capable of determining the strategic and operational priorities of Interpublic and leading discussions with the Board. To ensure a proper level of independent board oversight, the Board has also designated a Presiding Director, who has the duties described below. The Board believes that the corporate governance measures it has in place ensure that strong, independent directors effectively oversee our management and provide vigorous oversight of our key issues relating to strategy, risk and integrity.

Interpublic’s Board structure allows for independent directors to bring experience, oversight and expertise from outside Interpublic and other industries, while the Chief Executive Officer brings a company-specific knowledge base and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes more effective strategy development and execution, enhances the information flow between management and the Board, which are essential to effective governance, and, coupled with the appointment of a Presiding Director, provides the most efficient and effective leadership structure for Interpublic which is in the best interests of Interpublic and our stockholders.

Presiding Director

The Presiding Director of the Board helps to coordinate communications between the Board and management of Interpublic. In this role, the Presiding Director convenes and chairs meetings and executive sessions of the Non-Management Directors, coordinates feedback to the

14	Interpublic Group 2018 Proxy Statement

Our Corporate Governance Framework

Chairman and Chief Executive Officer on behalf of the Non-Management Directors on business issues and management, and coordinates and develops with the

Chairman of the Board and Chief Executive Officer the agendas and presentations for meetings of the Board. Mr. Thomas currently serves as the Presiding Director.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board has an active role in the oversight of the Company’s enterprise risk management activities. Elements of the Board’s risk management practices include:

•	An annual review and assessment by the Board of the primary operational and regulatory risks facing Interpublic, their relative magnitude and management’s plan for mitigating these risks;

•	Specific oversight by the Audit Committee of Interpublic’s financial risk exposure, including Interpublic’s credit and liquidity position. Such oversight includes discussions with management and internal auditors on the magnitude and steps taken to address and mitigate any such risks;

•	Audit Committee oversight of Interpublic’s compliance with its Code of Conduct, including establishing procedures for the receipt of anonymous complaints or concerns from employees on accounting, internal accounting controls and auditing matters;
•	Audit Committee administration of Interpublic’s Related Person Transaction Policy (as discussed below);

•	Corporate Governance Committee management and oversight of potential risks associated with potential issues of independence of any directors and potential conflicts of interest;

•	Compensation Committee evaluation and management of risks relating to Interpublic’s compensation plans and arrangements, as well as Interpublic’s overall compensation philosophy and practices; and

•	The establishment of standard policies specifically designed to mitigate potential risks, including requiring Board approval for all business acquisitions above a certain dollar amount.

Each committee also regularly informs the Board of any potential issues or concerns raised when performing its risk management duties.

TRANSACTIONS WITH RELATED PERSONS

Interpublic’s Code of Conduct requires directors and employees to avoid activities that could conflict with the interests of Interpublic, except for transactions that are disclosed and approved in advance. Interpublic has adopted a Related Person Transaction Policy under which approval is required for any transaction, agreement or relationship between Interpublic or any of its consolidated subsidiaries and a Related Person (a “Related Person Transaction”).

Under the Related Person Transaction Policy, a “Related Person” is defined as any (i) director, nominee for election as a director, an executive officer or any of their “immediate family members” (as defined by the Related Person Transaction Policy); (ii) any entity, including not-for-profit and charitable organizations, controlled by or in which any of the foregoing persons have a substantial beneficial ownership interest; or (iii) any person who is known to be, at the time of the transaction, the beneficial owner of more than 5% of the voting securities of Interpublic or an immediate family member of such person.

Under the policy, Related Person Transactions do not include any employee benefit plan, program, agreement or arrangement that has been approved by the Compensation Committee or recommended by the Compensation Committee for approval by the Board.

To facilitate compliance with the policy, the Code of Conduct requires that employees, including directors and executive officers, report circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of Interpublic, regardless of the amount involved, to Interpublic’s Chief Risk Officer using Interpublic’s Compliance Report Form. Each director and executive officer annually confirms to the Company his or her compliance with the Related Person Transaction Policy as part of the preparation of Interpublic’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions must also confirm such compliance at the time of their nomination or promotion. Management also reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other sources of information for the purpose of identifying Related Person Transactions, including Related Person Transactions involving beneficial owners of more than 5% of Interpublic’s voting securities.

The Audit Committee reviews transactions subject to the Related Person Transaction Policy and determines whether to approve or disapprove those transactions, by examining whether or not the transactions are fair, reasonable and within Interpublic policy. The Audit Committee makes its determination by taking into account all relevant factors and any controls that may be implemented to protect the interests of Interpublic and its stockholders. Among the

Interpublic Group 2018 Proxy Statement	15

Our Corporate Governance Framework

factors that the Audit Committee takes into account in determining whether a transaction is fair and reasonable, as applicable, are the following:

•	The benefits of the transaction to Interpublic;

•	The terms of the transaction and whether they are arm’s-length and in the ordinary course of Interpublic’s business;

•	The direct or indirect nature of the Related Person’s interest in the transaction;

•	The size and expected term of the transaction; and

•	Other facts and circumstances that bear on the materiality of the Related Person Transaction under applicable law and listing standards.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions not approved or ratified as required by the Related Person Transaction Policy are subject to termination by Interpublic. If the transaction has been completed, the Audit Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted.

Related Person Transactions

On November 3, 2017, Weber Shandwick acquired a 60% interest in Bomoda, a consumer intelligence company, for $3.8M, which includes the repayment of debt. Weber Shandwick has the right to purchase the remaining 40% of

Bomoda beginning in 2021, with put/call options at a purchase price based on Bomoda’s future financial performance. Andrew Roth was a founding member of Bomoda, serving as chief strategy officer with responsibility for company vision and strategy as well as directing all corporate functions, including finance, legal, human resources and vendor management. Andrew is Michael Roth’s son and at closing Andrew received $118,000 for 2.7% of Bomoda, plus the repayment of an outstanding loan of $124,660. Andrew continues to own 9.4% of the shares of Bomoda, which are subject to purchase under the put/call options starting in 2021. In addition, Michael Roth was a passive investor in Bomoda, and at the closing he received $1,043,881 for the sale of his entire 23.9% interest in the company, plus the repayment of an outstanding loan of $875,000. Mr. Roth no longer has any investment or financial interest in Bomoda.

As part of the transaction, Andrew also became an employee of Weber Shandwick, continuing to focus on strategy for Bomoda. Andrew is not an officer or director of Interpublic Group and does not report to any executive officer of IPG. Andrew’s compensation at Weber Shandwick is in excess of the $120,000 reporting threshold and has been determined in a manner consistent with the Company’s human resources and compensation policies.

The Audit Committee and the independent members of the Board of Directors assessed and approved the foregoing transactions, taking into account and in accordance with the Company’s Related Person Transaction Policy.

DIRECTOR SHARE OWNERSHIP GUIDELINES

Each non-management director is expected, within 5 years of joining the Board, to accumulate a minimum share ownership in Interpublic stock equal to five times the annual cash retainer paid to non-management directors. Outstanding shares of restricted stock are included in a Director’s share ownership. All Non-Management Directors standing for re-election have met or exceeded these guidelines, with the exception of Messrs. Wyatt and Moore, each of whom have not yet reached his respective guideline compliance date. The Company believes that the equity component of director compensation serves to further align the Non-Management Directors with the interests of our stockholders. For information about share ownership of our Non-Management Directors, see “Non-Management Director Compensation” on page 60 and “Share Ownership of Management” on page 17. For a discussion of the share ownership guidelines applicable to Interpublic’s executives, see “Compensation Discussion & Analysis — Share Ownership Guidelines” on page 39.

HEDGING/PLEDGING PROHIBITIONS

Our directors and executive officers are prohibited from engaging in any transaction involving a short sale or derivative that is designed to hedge against the market risk associated with ownership of IPG shares. In addition, in December 2017, the Board adopted a policy that prohibits any director or executive subject to share ownership guidelines from pledging IPG shares that he or she owns as security or collateral for any obligation, including, but not limited to, holding shares in a margin account.

16	Interpublic Group 2018 Proxy Statement

NON-MANAGEMENT DIRECTOR COMPENSATION

Annual Board/Committee Retainer Fees

During 2017, each Non-Management Director received as cash compensation for services rendered an annual retainer of $100,000. No additional compensation was paid for attendance at Board or committee meetings.

For 2017, each chairperson of the Board Committees received the following additional annual retainers:

•	Audit Committee — $30,000;

•	Compensation and Leadership Talent Committee —$25,000; and

•	Corporate Governance Committee — $20,000 per year.

Presiding Director Retainer Fees

For 2017, the Presiding Director received a retainer of $75,000. This retainer was in addition to the retainers Mr. Thomas received for service as a Non-Management Director.

Non-Management Directors Plan

Other than Messrs. Moore and Wyatt, each Non-Management Director in 2017 also received, as consideration for services rendered as a member of the Board, an award of restricted shares of Common Stock having a market value of $200,000 on the date of grant (the “Restricted Shares”) under the 2009 Interpublic

Non-Management Directors’ Stock Incentive Plan, as amended which was approved by the stockholders in 2009 (the “2009 Directors’ Plan”).

Under the terms of the 2009 Directors’ Plan, a recipient of restricted shares has all rights of ownership with respect to the shares, including the right to vote and to receive dividends, except that, during a restricted period ending on the first anniversary of that date of the grant, (i) the recipient is prohibited from selling or otherwise transferring the shares and (ii) the shares are subject to forfeiture if the recipient’s service as a director terminates for any reason other than due to death.

On April 28, 2017, in accordance with the 2009 Directors’ Plan, Mss. Carter-Miller, Guilfoile and Hudson and Messrs. Greeniaus, Kerr, H. Miller, J. Miller and Thomas each received a grant of 8,392 Restricted Shares (the “2017 Restricted Share Grant”).

Charitable Matching Program

Under a charitable matching program (the “Charitable Matching Program”), which was approved by the Board of Directors and has been in effect for a number of years, Interpublic matches up to $20,000 in charitable contributions made to eligible charities and academic institutions by members of the Board of Directors and certain senior management employees of Interpublic and its subsidiaries.

Interpublic Group 2018 Proxy Statement	17

Non-Management Director Compensation

DIRECTOR SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to Non-Management Directors for 2017.(1)

Name	Fees Earned or Paid in Cash ($) (4)	Stock Awards ($) (5)	All Other Compensation ($) (6)	Total ($)
Jocelyn Carter-Miller	120,000	200,000	9,850	329,850
Deborah Ellinger(2)	50,000	0	0	50,000
H. John Greeniaus	100,000	200,000	20,000	320,000
Mary J. Steele Guilfoile	130,000	200,000	13,000	343,000
Dawn Hudson	100,000	200,000	7,500	307,500
William T. Kerr	125,000	200,000	20,000	345,000
Henry S. Miller	100,000	200,000	20,000	320,000
Jonathan F. Miller	100,000	200,000	20,000	320,000
David M. Thomas	175,000	200,000	20,000	395,000
E. Lee Wyatt Jr.(3)	50,000	0	0	50,000

(1)	Michael Roth, Interpublic’s Chairman of the Board and Chief Executive Officer, is not included in this table because he is an employee of Interpublic and receives no compensation for his services as director. Mr. Roth’s compensation as an employee of Interpublic is shown in the Summary Compensation Table on page 42, and the sections that follow the Summary Compensation Table.

(2)	Ms. Ellinger did not stand for re-election to the Board in 2017.

(3)	Mr. Wyatt became a member of the Board on July 1, 2017, and accordingly, his annual retainer fees were prorated for his period of service.

(4)	Consists of annual retainer fees, Committee chair retainer fees and, for Mr. Thomas, the retainer fee for service as the Presiding Director.

(5)	Consists of the grant date fair value of the restricted stock awards granted on April 28, 2017, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the calculation of these amounts are set forth in Note 9 to Interpublic’s audited financial statements included in Interpublic’s Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”).

(6)	For each director the amount shown consists entirely of matching charitable contributions made by Interpublic under the Charitable Matching Program.

18	Interpublic Group 2018 Proxy Statement

ITEM 2. APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of Interpublic’s independent registered public accounting firm. As part of these responsibilities, the Audit Committee reviews the independence and performance of the independent accounting firm in connection with the Committee’s determination of whether to engage another auditor as Interpublic’s independent accounting firm, and is involved in the selection of the independent accounting firm’s lead engagement partner. Included in this assessment is the Committee’s review of the accounting firm’s independence and integrity, its expertise, performance and qualifications, as well as the quality of the firm’s personnel and communications.

The Audit Committee and the Board believe that it is in the best interests of Interpublic and our stockholders to retain PricewaterhouseCoopers to serve as our independent registered public accounting firm. In light of this, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Interpublic’s independent registered public accounting firm for 2018. This firm has been Interpublic’s independent accounting firm since 1952.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers

The following is a summary and description of the fees for services provided by PricewaterhouseCoopers in 2016 and 2017.

Worldwide Fees (in Millions)
Fee Category	2016 ($)	% of Total	2017 ($)	% of Total
Audit Fees (A)	26.41	88.1%	26.54	87.1%
Audit Related Fees (B)	0.77	2.6%	1.01	3.3%
Tax Fees (C)	2.76	9.2%	2.91	9.6%
All Other Fees (D)	0.02	0.1%	0.01	0.0%
Total Fees	29.96	100.0%	30.47	100%

(A) Audit Fees:     Consists of fees and out-of-pocket expenses billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and the audit of the effectiveness of Interpublic’s internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(B) Audit Related Fees:     Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees.” These services include financial diligence for potential acquisitions, employee benefit plan audits, pre-implementation reviews related to the Company’s information technology systems compliance audits and reviews, consultations concerning financial accounting and reporting standards, and other attest services not included in (A) audit fees.

(C) Tax Fees:     Consists of tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

(D) All Other Fees:     Consists of the performance of studies related to information technology and human resources, licenses to online accounting information and general education accounting guidance.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established policies and procedures regarding pre-approval of all audit and permissible non-audit services provided by the independent accounting firm and is responsible for the audit fee negotiations associated with the engagement of the independent accounting firm. The permissible non-audit services include the services described above for which we paid Audit Related Fees, Tax Fees and All Other Fees. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Committee’s Chairperson for projects less than $200,000, who must then report any such decision to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as Interpublic’s independent registered public accounting firm for 2018

Interpublic Group 2018 Proxy Statement	19

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Committee is independent and financially literate under the listing standards of the NYSE and satisfies the financial expertise requirements of the NYSE. The Board has also determined that each member of the Audit Committee has the requisite experience to be designated an “audit committee financial expert” as that term is defined by rules of the SEC.

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the establishment of a system of internal controls over financial reporting. PricewaterhouseCoopers, Interpublic’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of Interpublic’s consolidated financial statements and expressing opinions as to the conformity of the annual consolidated financial statements with generally accepted accounting principles and the effectiveness of Interpublic’s internal control over financial reporting.

In performing its oversight function for the year ended December 31, 2017, the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Reviewed and discussed with PricewaterhouseCoopers the scope, staffing and general extent of the audit;

•	Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•	Evaluated PricewaterhouseCoopers’s performance, qualifications and quality control procedures;

•	Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted non-audit services performed by PricewaterhouseCoopers;

•	Reviewed management’s compliance with established policies for the hiring of current or former employees of PricewaterhouseCoopers;
•	Oversaw compliance with Interpublic’s Code of Conduct and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

•	Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, Interpublic’s significant internal accounting and financial reporting controls and any deficiencies or weaknesses relating to such internal accounting and financial reporting controls;

•	Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Discussed with PricewaterhouseCoopers the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

•	Received the written disclosures and the letter from PricewaterhouseCoopers required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB, discussed with PricewaterhouseCoopers matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interpublic’s Annual Report on Form 10-K for the year ended December 31, 2017.

THE AUDIT COMMITTEE

Mary J. Steele Guilfoile, Chairman

Jocelyn Carter-Miller

H. John Greeniaus

William T. Kerr

Henry S. Miller

Patrick Q. Moore

E. Lee Wyatt Jr.

February 14, 2018

20	Interpublic Group 2018 Proxy Statement

ITEM 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with a federal securities law requirement, enacted as part of the recent Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related SEC rules, we are submitting to an advisory vote of stockholders the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis, the compensation tables, and the narrative discussion set forth on pages 22 to 58 of this Proxy Statement. In addition to complying with this legal requirement, the Board recognizes that providing stockholders with an advisory vote on named executive officer compensation may produce useful information on investor sentiment with regard to the Company’s executive compensation programs.

At our annual meeting of stockholders held in May 2017, a substantial majority of our stockholders voted on an advisory basis to approve the compensation received by our named executive officers in fiscal 2016. The Compensation Committee believes this reflects stockholders’ support of the Company’s approach to executive compensation.

As described in the Compensation Discussion & Analysis section of this Proxy Statement, our compensation programs and underlying principles, as developed and administered by the Compensation Committee, are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance and includes long-term cash and equity awards that are designed to encourage management to achieve results to the mutual benefit of stockholders and management. Moreover, a significant portion of our named executive officers’ annual cash compensation is paid in the form of annual performance-based incentives, which are contingent on the Company’s achievement of pre-defined performance objectives.

We encourage you to carefully review the Compensation Discussion & Analysis beginning on page 22 of this Proxy Statement for additional details on Interpublic’s executive compensation, including Interpublic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation paid to our named executive officers in fiscal 2017. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of The Interpublic Group of Companies, Inc., as described in the Compensation Discussion & Analysis, compensation tables and narrative discussion set forth on pages 22 to 58 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote when making future compensation decisions pertaining to named executive officers.

The Board of Directors recommends that you vote “FOR” the resolution approving on an advisory basis the compensation of our named executive officers as disclosed in this Proxy Statement.

Interpublic Group 2018 Proxy Statement	21

COMPENSATION DISCUSSION & ANALYSIS

This section of our Proxy Statement provides:

•	An overview of our compensation philosophy and our executive compensation programs, which are designed to reward our senior leaders for effectively building long-term shareholder value.

•	Details on how we pay our “Named Executive Officers”, as well as the factors weighed by the Compensation and Leadership Talent Committee of our Board of Directors (the “C&LT Committee” or “Committee”) in arriving at specific compensation policies and decisions involving executive pay in 2017.

Our 2017 Named Executive Officers (“NEOs”):

MICHAEL ROTH	Chairman & Chief Executive Officer, IPG
FRANK MERGENTHALER	EVP, Chief Financial Officer, IPG & Chairman, CMG
PHILIPPE KRAKOWSKY	EVP, Chief Strategy & Talent Officer, IPG & Chairman, IPG Mediabrands
ANDREW BONZANI	SVP, General Counsel & Secretary, IPG
CHRISTOPHER CARROLL	SVP, Controller & Chief Accounting Officer, IPG & CFO, CMG

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAMS

PRIMARY COMPENSATION ELEMENTS

Long-term Incentives
Pay Element	Salary	Annual Incentive	Performance-based Cash	Performance-based Shares	Restricted Shares

RECIPIENT	All Named Executive Officers

FIXED OR VARIABLE COMPENSATION	Fixed	Variable

DURATION OF PERFORMANCE	Short-term Emphasis		Long-term Emphasis

PERFORMANCE PERIOD	Ongoing	1 year	2 years	3 years	n.a.

FORM OF DELIVERY	Cash			Equity

HOW PAYMENT IS DETERMINED	C&LT Committee; Chairman & CEO recommendations considered for other NEO’s	Formulaic (80%); C&LT Committee assesses achievment of key strategic objectives (20%)	Formulaic; C&LT Committee verifies performance (performance-based shares also depend on stock price on vest date)		Formulaic; depends on stock price on vest date

COMPENSATION PRACTICES & CORPORATE GOVERNANCE

Our executive compensation programs are aligned with best practices in corporate governance:

We align pay with performance. Our incentive plans are closely tied to performance, making the ultimate payout from these incentives higher when performance is strong and, conversely, lower (or zero) when performance does not measure up to our objectives. This correlation between our performance and pay aligns our NEOs with the interests of our shareholders. The strong and positive alignment of our pay with operating results has been demonstrated by the vote “for” recommendation from shareholder advisory firms on every say-on-pay vote we have submitted to shareholders.

The incentives provided to our NEOs are performance-based and are predominantly earned based on achieving corporate financial goals. However, the only exception is that a portion of their long-term incentive target is linked directly to shareholder interests and awarded in restricted shares that ultimately earn value based on the performance of our stock price.

In 2015, in addition to the use of organic revenue growth (“OG”) and operating income before incentives margin (“OIBI Margin”) as financial metrics for determining the final earned value of our annual incentive awards, we introduced a modifier to the plan design. This modifier is based on IPG’s Salary and Related Salaries (“SRS”) ratio which is a measurement of the relationship between compensation expense and revenue. This SRS modifier was introduced to enhance focus on driving improvement to this key metric. It is important to note that a penalty is applied to annual incentives if the SRS target is missed; no reward is given for achieving or exceeding the SRS target.

22	Interpublic Group 2018 Proxy Statement

Compensation Discussion & Analysis

Approximately 90% of the target total 2017 compensation (excluding benefits) for the Chairman & CEO was issued in variable pay, while on average variable pay represented 75% of target total compensation (excluding benefits) for all other NEOs.

Our programs require significant executive share ownership. We adopted share ownership guidelines (SOG) in 2007. These guidelines and requirement levels are reviewed annually and most recently adjusted in 2015. Our CEO’s ownership guideline is 6x base salary; all other NEOs have guidelines set at 2x base salary, thereby ensuring further alignment with shareholders. Beginning in 2013, the company added a new stock holding requirement to the SOG such that executives who have not met their established guideline level in the time allotted are required to hold all net after-tax shares delivered from equity vestings until such time as requirements are met. Our annual assessment again confirmed that all NEOs are in compliance with their established ownership guideline (the Chairman & CEO’s ownership was 406% of his guideline while the average ownership for all other NEO’s was approximately 330% of target).).

Our incentive plans include appropriate safeguards. We prohibit our NEOs and other senior executives from engaging in any transaction involving a short sale or derivative that is designed to hedge against the risk associated with ownership of IPG shares. Our Performance Incentive Plan, approved in 2014, prohibits the re-pricing of stock options without shareholder approval and does not allow for the granting of “reload” stock options which provide for the grant of additional stock options upon the exercise of previously granted stock options. In addition, we have an active “clawback” policy under which compensation can be recovered in the event of a significant restatement of our financial results due to fraud or misconduct. Additionally, our NEO annual and long-term incentive programs have a maximum payout equal to 200% of target, thereby further reducing potential risk taking by our leadership team.

We appropriately limit guaranteed compensation. As indicated above, the majority of our compensation is performance based. As shown on page 44 the Summary Compensation Table, outside of the Executive Dental Plan coverage and the Charitable Matching

Program which is capped at $20,000 per executive per year, company-paid perquisites are not offered to our most senior executives. We also do not provide for any cash severance payments that exceed 2.99 times the sum of base salary and target annual incentive. Dividends cannot be earned on unvested performance shares. Dividend equivalents are accrued quarterly on restricted shares and pay out only upon vesting (no amounts are paid if the award does not vest).

In 2014, shareholders approved the 2014 Performance Incentive Plan (2014 PIP) which included modifications to the treatment of annual and long-term incentives upon a change-in-control. For annual incentives, the 2009 PIP allowed for the payment of full target annual incentive amounts in the event of a change-in-control at any point in the year. Under the 2014 PIP, pro-rata target annual incentive amounts would be paid if the change-in-control occurs in the first quarter; full target annual incentive amounts would be provided if the change-in-control occurs after the first quarter, For long-term incentives, to better align with current market norms and the best interest of shareholders, for all awards granted in 2014 and future years, IPG moved from so-called “single-trigger” awards that vested fully upon a change-in-control regardless of whether the employee is terminated to a “double-trigger” that only accelerates vesting if there is a termination following a change-in-control.

We do not provide for any excise tax gross-up payments. Section 4999 of the Internal Revenue Code imposes excise taxes if payments made to executives due to a change-in- control exceed certain limits. If IPG were to experience a change-in-control, payments to our executives may be reduced to avoid adverse tax consequences to the executive, but under no circumstances would IPG provide additional payments to cover these excise taxes.

We believe that our existing programs continue to incentivize the appropriate behaviors and results, ensure our executive compensation programs are aligned with best practices in corporate governance and promote a strong relationship between pay and performance.

These practices were validated at our annual meeting of shareholders in May 2017 when a substantial number of votes (95.9%) were cast in favor of our 2016 executive compensation pay practices.

2017 BUSINESS HIGHLIGHTS

Growth in our industry slowed in 2017 due to a degree of caution on the part of marketers, due to political and regulatory uncertainty, continued technology disruption, and the heightened presence of activist investors at several large marketers. Nonetheless, our creative talent and modern offerings meant that clients overall continued to turn to our company to help them drive growth and deliver business results. As a result, Interpublic’s organic growth in 2017 exceeded the average of our core competitors (OMC, WPP, PUB) for the fourth consecutive year and we again posted operating margin expansion, against the backdrop of a challenging year in our sector.

Interpublic Group 2018 Proxy Statement	23

Compensation Discussion & Analysis

The quality of our strategic and creative offerings is currently at the highest level that it has been in many years. Globally, at major competitions ranging from Cannes to the Effies, our agencies are recognized with the highest honors and our group performance is outstanding. At Cannes this year, our agencies took home seven Grand Prix, the Festival’s top award, more than any other holding company. IPG was also the most awarded holding company on the Advertising Age “A-List,” the prestigious annual ranking of the industry’s best and most forward-thinking marketing and communications agencies; IPG was the only group to have a cross-section of marketing disciplines recognized in the “A-List,” including global creative networks, digital, activation and PR agencies.

Global growth in the year was led by IPG Mediabrands, which once again posted outstanding performance. Our media businesses continued to innovate in important ways and, in one of the most fast-moving areas of our business, continued to win significant new client assignments. IPG Mediabrands is the place where we will continue to focus and invest behind our considerable data and analytics capabilities, in order to develop the next generation data stack that can serve all of our agencies, including creative, as we push for even more accountability in our marketing programs.

Digital activity across all of our operating units continues to be a significant driver of our success. Technological change has dramatically impacted consumer behavior, the media landscape and business models. Today, clients require solutions that integrate marketing channels, which is why our company has focused on delivering on the vision of “open architecture” for nearly a decade, embedding digital skills throughout the entire portfolio to drive seamless collaboration. We continue to feel that our approach is a positive differentiator, since we integrate the best of our talent across the organization by means of fully customized teams, with regular involvement and leadership from senior-level IPG corporate executives.

Another strategic priority that has fueled our success is a long-standing commitment to investing in our people and creating a differentiated culture that draws so many of the industry’s best and most entrepreneurial talent to our group. In 2017, we continued to demonstrate our commitment to diversity and inclusion.

REVENUE GROWTH AND OPERATING MARGIN EXPANSION

Despite a very challenging revenue environment in 2017, IPG posted solid results and achieved growth that was ahead of the industry average. We also demonstrated our ability to remain focused on and deliver margin improvement. This is consistent with our long-term record of improving profitability in both higher and more moderate growth environments.

At our October update, the Company communicated revised full-year targets to the financial community of one to two percent organic revenue growth and 40 basis points of margin improvement from the previous year’s operating margin of 12.0%. Our reported 2017 top-line result of 1.8% organic revenue growth was at the top-end of our updated target range, and we delivered against the margin objective for the year, having concluded the year on a stronger note. Our fourth quarter performance was highlighted by organic revenue growth of 3.3%, which placed us at the top-end of the industry and once again outperformed our peer average.

Organic revenue growth for the past four years was as follows:

24	Interpublic Group 2018 Proxy Statement

Compensation Discussion & Analysis

During 2017, we also built on our record of continued progress in the operating and financial management of our Company, even in a low growth environment. Reported operating margin of 12.4% for the year met the objective communicated to investors in October. With 310 basis points of margin improvement since 2013, IPG remains on track toward achieving our long-standing objective of delivering peer-level margins.

For the twelve months ended December 31, 2013, reported operating income of $598.3 includes our Q4 2013 restructuring charge of $60.6. Excluding this charge, adjusted operating income was $658.9, and adjusted operating margin is represented in green.

RETURN OF CAPITAL TO SHAREHOLDERS and TOTAL SHAREHOLDER RETURNS

Further, our return of capital programs continued to positively impact shareholder value. For the full year, we repurchased 13.7 million shares, lowering our year-end total of basic shares and shares eligible for dilution by 2.7% from a year ago. Since initiating our capital return programs in 2011, we have returned a total of $3.6 billion to shareholders through a combination of common share dividends and repurchases, and we have reduced our outstanding shares eligible for dilution by 30%.

The strength of our operating performance and capital initiatives have helped to produce industry-leading long-term returns to our shareholders. Our total shareholder return (TSR) over the one, three and five-year periods ending March 31, 2018 exceeds that of each of our three core competitors (OMC, WPP, PUB), and, uniquely among these peers, we outperformed the overall market, as measured by the S&P 500 Index, at the five-year benchmark.

Interpublic Group 2018 Proxy Statement	25

Compensation Discussion & Analysis

ALIGNING PAY WITH PERFORMANCE

For 2017, approximately 90% of the target total compensation (excluding benefits) for the Chairman & CEO was variable/performance-based pay, while on average performance-based pay represented 75% of target total compensation (excluding benefits) for all other NEOs. For all of our NEOs, 100% of the annual incentives could be earned only if financial performance goals were met. For our

Chairman & CEO, 75% of his long-term incentive target could be earned only if corporate financial performance goals were met (approximately 65% for all other NEOs). The remaining 25% of his long-term incentive target was tied directly to shareholder interests and granted in restricted shares tied to our stock price performance (approximately 35% for all other NEOs).

CHANGES IN TARGET COMPENSATION IN 2017

Name		Base Salary Earned	Target AI		Annual LTI Value at Target	Total Annual Target Comp.	Difference in Year-Over-Year Total Target Comp.
	Year	$	%	$	$	$	$	%
Michael Roth	2017	$1,500,000	250%	$3,750,000	$10,500,000	$15,750,000	$750,000	5%
	2016	$1,500,000	200%	$3,000,000	$10,500,000	$15,000,000
Frank Mergenthaler	2017	$1,000,000	125%	$1,250,000	$2,500,000	$4,750,000	$0	0%
	2016	$1,000,000	125%	$1,250,000	$2,500,000	$4,750,000
Philippe Krakowsky	2017	$1,000,000	125%	$1,250,000	$2,500,000	$4,750,000	$0	0%
	2016	$1,000,000	125%	$1,250,000	$2,500,000	$4,750,000
Andrew Bonzani	2017	$800,000	90%	$720,000	$1,250,000	$2,770,000	$0	0%
	2016	$800,000	90%	$720,000	$1,250,000	$2,770,000
Christopher Carroll	2017	$615,679	75%	$461,759	$600,000	$1,677,438	$262,096	19%
	2016	$587,714	60%	$352,628	$475,000	$1,415,342

26	Interpublic Group 2018 Proxy Statement

Compensation Discussion & Analysis

2017 COMPENSATION ENHANCEMENTS & LINK TO STRATEGY

Pay Element	Description	Recent Enhancements	Link To Business & Talent Strategies
BASE SALARY (see page 28)

•  Fixed cash compensation recognizing individual performance, time in role, scope of responsibility, leadership skills, future potential and internal equity

•  Reviewed annually and adjusted when appropriate

		• As reflected on the previous page, an increase was made to the salary for Mr. Carroll in 2017 to account for the additional responsibilities he took on as the CFO, CMG	• Competitive base salaries help attract and retain key executive talent • Material adjustments are based on performance and are not guaranteed

ANNUAL INCENTIVES (see page 28)	• Performance-based cash compensation dependent on performance against annually established financial targets and individual performance

•  As reflected on the previous page, an increase was made to the annual incentive targets for Mr. Roth (from 200% to 250%) and Mr. Carroll (from 60% to 75%) in 2017. For Mr. Roth this increase took place to ensure that his target cash compensation remained competitive with the market. For Mr. Carroll, this increase was made to account for the additional responsibilities he took on as CFO, CMG in 2017.

•  Beginning in 2017, the annual incentives earned for Messrs. Krakowsky and Carroll were based on a portion of IPG Corporate’s performance versus financial targets and a portion of the networks performance that they each have oversight of.

•  This plan rewards performance that grows annual organic revenue, increases profitability and involves the achievement of high priority strategic objectives, all of which we believe ultimately drive increased long-term shareholder value

LONG-TERM INCENTIVES (see page 31)

•  Performance-based cash and stock compensation based on 2- and 3-year performance against established financial targets (maximum payouts of 200%)

•  All awards vest on the 3rd anniversary of the grant date subject to continued employment

•  In 2017, an increase was made to the long-term incentive opportunity for Mr. Carroll to account for the additional responsibilities he took on as CFO, CMG (as reflected in the “Changes in Target Compensation in 2017” chart on the previous page)

•  Beginning in 2017, the long-term incentives earned for Messrs. Krakowsky and Carroll were based on a portion of IPG Corporate’s performance versus financial targets and a portion of the networks performance that they each have oversight of.

•  Like our annual incentives, our long-term incentives encourange senior leaders to focus on delivering on our key financial metrics, but do not encourage or allow for excessive or unnecessary risk-taking in achieving this aim

•  The long-term plan also ensures that executives have compensation that is at risk for longer periods of time and is subject to forfeiture in the event that they terminate their employment

•  The Plan also motivates executives to remain with the company for long and productive careers built on expertise

Interpublic Group 2018 Proxy Statement	27

Compensation Discussion & Analysis

BASE SALARY

Base Salary is central to attract and retain key talent, including our NEOs. Although its prominence in the pay mix declines with seniority, base salary generally remains an important part of compensation discussions with executive talent in our sector and related industries. In considering whether to increase an executive’s base salary, the

Committee takes into consideration market pay for comparable executives at peer companies as well as the individual’s performance and experience. For 2017, the Committee made an increase to Mr. Carroll’s base salary (an increase from $587,714 to $625,000) effective April 1, 2017. The base pay for all other NEOs remained unchanged.

ANNUAL INCENTIVES

PERFORMANCE METRICS

In 2017, as in past years, actual annual incentives earned could vary between 0% and 200% of the individual incentive target, depending on the Company’s financial performance and individual performance versus established High Priority

Objectives (“HPO’s”). The chart below details the performance metrics and weightings applied to annual incentive awards for all IPG NEOs in 2017:

Financial Metric	Description	Weighting
ORGANIC REVENUE GROWTH % (“OG”)	- Measures ability to drive revenue growth from existing operations, exclusive of acquisitions, divestitures and currency effects	20%

- Reflects the competiveness of our offerings and is defined as the percentage change in IPG’s total gross revenue as compared to the prior year, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures

OPERATING INCOME BEFORE INCENTIVES MARGIN % (“OIBI”)	- Measures business efficiency and profitability and is defined as Operating Income before expenses related to the Annual and Long-term Incentive Plans, and before any restructuring and asset impairment charges divided by gross revenue	60%
SRS Ratio Modifier	- Measurement of the relationship between salary and related costs (excluding severance and incentive compensation) and revenue	can reduce OIBI Margin metric by 0% to - 15%
HIGH PRIORITY OBJECTIVES (“HPO”)	- Consist of quantitative and/or qualitative objectives specific to the individual	20%

There has been no change to the design of our annual incentive plan since the 2015 incentive cycle. Performance against the first measure, Organic Revenue Growth (OG), continues to make up 20% of the calculated award. The second measure Operating Income Before Incentives (OIBI) Margin continues to comprise 60% of the calculated award, however, since 2015 we also applied a modifier to this OIBI Margin metric to enhance focus on driving improvement to our Salary and Related Salaries (“SRS”) ratio, a measurement of the relationship between compensation expense and revenue. If SRS ratio falls below an established target, a modifier is applied to reduce amounts earned from the OIBI Margin metric. Note that this modifier cannot increase payments, it can only reduce them. OG, OIBI Margin and SRS targets are set early each year, as part of the Company’s annual budgeting process.

Prior to 2017, 100% of the annual incentives earned for all NEOs had been based on the performance of IPG Corporate. Beginning in 2017, the annual incentives earned for

Mr. Krakowsky and Mr. Carroll were based on a portion of IPG Corporate’s performance versus set financial targets and a portion of the network’s performance for which they now have oversight of (outcomes illustrated under the “Incentive Amount Earned for Network Performance” column of the “2017 Annual Incentive Award Amounts” chart on the following page). The amount earned for the portion of the annual incentives tied to network performance is calculated based on the relevant network’s performance against the same metrics (utilizing the same weightings) as IPG’s annual incentive design as shown in the “Performance Metrics” chart above.

High-priority Objectives (“HPOs”) are also set early in the year, and may consist of quantitative and/or qualitative objectives specific to the individual. HPOs include goals tied to the overall strategic priorities of the Company or operating units and typically include goals related to talent management, diversity and inclusion and cross-agency collaboration. For quantitative HPOs, specific objectives are

28	Interpublic Group 2018 Proxy Statement

Compensation Discussion & Analysis

established. For qualitative HPOs, specific accomplishments or expectations are defined and the Committee exercises judgment in assessing performance.

With all HPOs, performance is assessed after considering written assessments submitted to the Committee for both the Company as a whole and its principal operating units. Results are then ranked as “poor,” “fair,” “good,” excellent” and “spectacular,” and a rating between 0% to 200%, respectively, of the target is assigned.

2017 ANNUAL INCENTIVE AWARD AMOUNTS

NAME	BASE SALARY	TOTAL TARGET ANNUAL INCENTIVE		CORPORATE PERFORMANCE/INCENTIVE			INCENTIVE AMOUNT EARNED FOR NETWORK PERFORMANCE	FINAL ANNUAL INCENTIVE AMOUNT EARNED
				CORPORATE FINANCIAL PERFORMANCE RATING	HIGH PRIORITY OBJECTIVES RATING	CORPORATE ANNUAL INCENTIVE AMOUNT EARNED
	earned in 2017	as a% of Base Salary		$80%	20%
MICHAEL ROTH	$1,500,000	250%	$3,750,000	67.8%	156%	$3,200,000	$0	$3,200,000
FRANK MERGENTHALER	$1,000,000	125%	$1,250,000	67.8%	199%	$1,175,000	$0	$1,175,000
PHILIPPE KRAKOWSKY[1]	$1,000,000	125%	$1,250,000	67.8%	174%	$556,375	$943,625	$1,500,000
ANDREW BONZANI	$800,000	90%	$720,000	67.8%	146%	$600,000	$0	$600,000
CHRISTOPHER CARROLL[1]	$615,679	75%	$461,759	67.8%	177%	$310,371	$89,629	$400,000
1.	A portion of the Total Target Annual Incentive for Messrs. Krakowsky and Carroll are tied to the performance for the networks which they have oversight of. The Company does not disclose the performance goals and actuals for its performance plans tied to a portion of the portfolio as this data is not publicly disclosed and would provide insights to competitors that could harm our business. When they were established at its March 2017 meeting, the Committee considered the performance targets for the 2017 performance year difficult to attain, while appropriate for the current economic environment.

2017 IPG CORPORATE FINANCIAL PERFORMANCE VERSUS GOALS

Financial Goals	2017 Target	2017 Actual
OG %	3.3%	1.8%
OIBI %	16.3%	15.4%

These results were factored into the formulaic calculation for IPG Corporate’s financial performance portion of the awards and resulted in a combined rating of 67.8% reflecting the weightings of the plan design.

2017 HPO PERFORMANCE VERSUS GOALS

For the corporate NEOs other than Mr. Roth, each executive’s HPO rating was based on the Committee and Chairman & CEO’s assessment and the Committee’s approval of the executive officer’s achievement of the established key strategic objectives. Mr. Roth’s assessment rating was based on an assessment by the full Board of Directors of his achievement of the established key strategic objectives. There were no material adjustments made to actual financial performance in determining these ratings.

Mr. Roth

Mr. Roth received an HPO rating of 156%, reflecting his strong financial and strategic leadership of the global enterprise. This has resulted in a long-standing record of consistent operating margin improvement, a portfolio of offerings that outperformed our peer average in terms of organic growth in 2017 and have done so over the past four years, and a range of programs that promote innovation and an entrepreneurial culture across Interpublic. Key accomplishments included:

•	Successfully represented the Company to all key stakeholders, including major multinational clients, and prospective clients, as well as current and prospective senior-level employees. Outstanding performance in terms of the Company’s reputation and credibility with the broader financial community and in terms of talent acquisition across the group.

•	Led range of financial initiatives that drove margin improvement, built on success in managing capital structure and continued robust return of capital programs, which surpassed $3.6 billion milestone in capital returned to shareholders.

•	Drove further improvement to management processes that more closely link strategy, operations and accountability. This has allowed the Company to meet the evolving

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Compensation Discussion & Analysis

needs of marketers during a time of rapid evolution brought about by technology and related changes in consumer behavior.

•	Continued enhancement of the Company’s ability to deliver integrated “open architecture solutions” to our clients, which were instrumental in strong performance in the pursuit of new business and retention/growth of existing clients.

•	Continued to bring high level of focus to development of potential successors from within current senior management ranks and promoting best practices in corporate governance.

•	Continued to demonstrate strong personal engagement in and commitment to the Company’s full range of diversity and inclusion efforts; the Company continued to show year-on-year progress across all dimensions of diversity in 2017.

Mr. Mergenthaler

Mr. Mergenthaler received an HPO rating of 199%, reflecting his strong contributions in terms of financial and operational leadership. These resulted in continued improvement in the Company’s operating margin, capital structure and relationships with the investor community. Growth at the Company’s major marketing services division (CMG) was led by the performance of our PR agencies. Key accomplishments included:

•	Drove continued improvement in financial systems, which led to further operating margin improvement, driven by high levels of revenue conversion and leverage across Company’s cost base. Continued to lead the Company’s robust capital return programs.

•	Played lead role in the Company’s outreach to the investor community, which was instrumental in continued strength of the Company’s financial reputation and resulted in furthering support from analysts and investors during the course of the year.

•	Increased involvement in operating management led to continued improvement in the offerings at CMG.

•	Continued strong involvement and leadership in diversity and inclusion activity, as Chairperson of the Corporate Diversity Council and executive sponsor of MERGE (IPG Multicultural Employee Resource Groups for Excellence).

Mr. Krakowsky

Mr. Krakowsky received an HPO rating of 174%, reflecting his strong contribution in terms of strategic and operational leadership. These resulted in continued organic growth performance that outpaced the industry average, driven by growth areas such as digital marketing and emerging media capabilities, as well as continued talent retention and development. The Company’s media offering (IPG Mediabrands) posted very strong performance during the course of the year. Key accomplishments included:

•	Drove further engagement with major operating units in strategic and leadership development, to ensure competitiveness of our offerings, notably in the continued evolution of digital capabilities that meet the needs of the marketplace, as well as our differentiated ability to deliver customized, integrated client solutions.

•	Continued to enhance talent management and compensation processes to link strategy and operations, increasingly making the Company an employer of choice relative to its competitive set.

•	Drove continued improvement in the offerings at IPG Mediabrands. Direct oversight and management of media operations led to outstanding performance and client growth.

•	Continued strong leadership in diversity and inclusion activity, including full engagement with operating unit management and linking of their compensation to results, as well as active participation in the Corporate Diversity Council.

Mr. Bonzani

Mr. Bonzani received a HPO rating of 146%, reflecting his leadership in the enhancement of the Company’s legal department, his stewardship of multiple board functions and his increased involvement in operating matters. Key accomplishments included:

•	Drove notable success in a number of significant litigations and investigations.

•	Developed a governance and compliance model for the new EU Global Data Privacy Regime. Supported M&A activity and financing programs.

•	Continued enhancement of the company’s programs in core practices, including long-standing industry leadership position in media transparency.

•	Exhibited active support of the Company’s diversity and inclusion initiatives, including ongoing role as a member of the Corporate Diversity Council and one of two Executive Sponsors of the Women’s Leadership Network.

Mr. Carroll

Mr. Carroll received an HPO rating of 177%, reflecting his leadership of the controller’s organization and successful implementation of a number of major finance optimization initiatives. Key accomplishments included:

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•	Drove preparation and planning for new Revenue Standards effective in 2018, including training and systems upgrades.

•	Played lead role in financial oversight of CMG, IPG’s marketing services division, increasing efficiency and overseeing an active M&A pipeline.

•	Drove the training of over 900 agency finance personnel
on control improvements, which allowed increased amount of diligence work to be led by in-house team, resulting in significant cost-savings.

•	Exhibited active support of the Company’s diversity and inclusion initiatives, including recruitment of diverse candidates for key senior finance posts and personal leadership as Board member of the T. Howard Foundation.

LONG-TERM INCENTIVES

2017 TARGET ANNUAL LONG-TERM INCENTIVE OPPORTUNITIES

For 2017, the Committee set the following long-term incentive expected dollar target values for the NEOs:

Name	Total Target LTI Award Value	Performance Shares [1]	Performance Cash	Restricted Shares
	(value of A+B+C)	1/2 of Total Target	1/4 of Total Target	1/4 of Total Target
		(A)	(B)	(C)
MICHAEL ROTH	$10,500,000	$ 5,250,000 (216,071 target shares)	$ 2,625,000	$ 2,625,000 (108,035 shares)
FRANK MERGENTHALER	$2,500,000	$ 1,250,000 (51,445 target shares)	$ 625,000	$ 625,000 (25,722 shares)
PHILIPPE KRAKOWSKY	$2,500,000	$ 1,250,000 (51,445 target shares)	$ 625,000	$ 625,000 (25,722 shares)
ANDREW BONZANI	$1,250,000	$ 625,000 (25,722 target shares)	$ 312,500	$ 312,500 (12,861 shares)
CHRISTOPHER CARROLL	$600,000	$ 300,000 (12,346 target shares)	$ 150,000	$ 150,000 (6,173 shares)

1.	The number of target shares was determined by dividing the target value by the average of the high and low stock price on the date of grant ($24.2975 on February 28, 2017) and rounding down to the nearest whole share. For performance awards, the grant-date fair values estimated in accordance with ASC 718 and reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table are lower than the values reported in this table since the awards do not pay any dividends or dividend equivalents while the awards are outstanding.
2.	In addition to the restricted share awards issued as part of the annual long-term incentive award, in February 2017, Messrs . Mergenthaler, Krakowsky and Bonzani each received an incremental award of restricted shares vesting on the third anniversary of the grant date with grant date values of $1,000,000, $1,000,000 and $250,000 respectively.

In 2017, as in prior years, annual long-term incentive awards were made on the final trading day of February. This allowed for synchronized communication of annual and long-term incentives with each executive, which enforces the concept of total compensation.

At its February meeting, the Committee determined the annual long-term incentive target awards under the Performance Incentive Plan, defined as an expected dollar value, for the Chairman & CEO and, after considering recommendations from the Chairman & CEO approved the long-term incentive targets for the other NEOs. The Chairman & CEO’s long-term incentives were discussed and approved by the full Board.

The value of the annual long-term incentive awards are assessed as part the total compensation review for senior executives and, as in the case of setting salaries, takes into consideration the independent consultant’s competitive review and other factors such as each executive’s total compensation, pay history, absolute and relative performance, and expected future performance.

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Compensation Discussion & Analysis

The table below reflects the long-term incentive design for all IPG NEOs in 2017. Each of the long-term incentive vehicles employed is designed with unique characteristics that, when viewed in total, balance the need to incentivize executive performance and promote the retention of the executives, as well as provide them with clarity as to how and when the awards can be earned.

Financial Metric	Performance Shares	Performance Cash	Restricted Shares
VESTING DATE	3rd Anniversary of Grant Date
PERFORMANCE PERIOD	3 Years (2017 - 2019)	2 Years (2017 - 2018)	n.a.
FINANCIAL METRICS	OG % (30%) OIBI Margin % (70%)		n.a.
PAYOUT RANGE	0% - 200%		# of shares earned is fixed at the time of grant; equal to the # of shares granted

PERFORMANCE-BASED SHARES

Performance Period and Vesting

Performance-based share awards granted to NEOs since 2014, have been based on a longer-term financial performance forecast of 3 years. In 2017, performance share awards were granted for the performance period beginning on January 1, 2017 and ending on December 31, 2019. Vesting will occur on February 28, 2020, provided that the executive remains employed at that time.

Three-year cumulative financial objectives are set at the start of each performance period. The Company does not disclose the multiple-year performance goals for its long-term performance plans at any time during the performance cycle, as these data points are not publicly disclosed and would provide insights to competitors that could harm our business. When they were established at its February 2017 meeting, the Committee considered the performance targets for the 2017-2019 performance cycle difficult to attain, while appropriate for the current economic environment.

Performance Metrics

Performance-based share awards granted to Messrs. Roth, Mergenthaler and Bonzani in 2017 continue to be tied to the cumulative OG (30%) and OIBI Margin (70%) of IPG. Beginning in 2017, performance-based share awards granted to Mr. Krakowsky and Mr. Carroll were based on a portion of IPG Corporate’s performance versus these same financial targets and a portion of the networks performance versus cumulative OG and OIBI Margin targets for which they each have oversight of.

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would receive at the end of the performance period and subsequent vesting period depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period. Based on year-over-year comparisons, Management and the Committee deem these financial performance targets as relatively difficult to achieve or predict.

In 2017, the final value of the awards may vary from 0% to 200% of the target amount, based on multi-year performance against financial objectives.

PERFORMANCE-BASED CASH

Performance Period and Vesting

The 2017 Performance-based cash awards are subject to evaluation of financial performance over a two-year performance period, with vesting occurring on the third anniversary of the grant date. In 2017, performance cash awards were granted for the performance period January 1, 2017 through December 31, 2018 with a subsequent additional vesting period of January 1, 2019 to February 28, 2020.

Two–year cumulative financial objectives are set at the start of each performance period. The Company does not disclose the multiple-year performance goals for its long-term performance plans at any time during the performance cycle, as these data points are not publicly disclosed and would provide insights to competitors that could harm our business. When they were established at its February 2017 meeting, the Committee considered the performance targets for the 2017-2018 performance cycle difficult to attain, while appropriate for the current economic environment.

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Compensation Discussion & Analysis

Performance Metrics

Performance-based cash awards granted to Messrs. Roth, Mergenthaler and Bonzani in 2017 continue to be tied to the Cumulative OG (30%) and OIBI Margin (70%) of IPG. Beginning in 2017, performance-based cash awards granted to Mr. Krakowsky and Mr. Carroll were based on a portion of IPG Corporate’s performance versus these same financial targets and a portion of the networks performance versus cumulative OG and OIBI Margin targets for which they each have oversight of.

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would receive at the end of the performance period and subsequent vesting period depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period. Based on year-over-year comparisons, Management and the Committee deem these financial performance targets as relatively difficult to achieve or predict.

For awards issued in 2017, the final value may vary from 0% to 200% of the target amount based on multi-year performance against financial objectives.

RESTRICTED SHARES

Restricted shares serve primarily as a retention and motivational vehicle, which is enhanced with improved stock price performance. Restricted share awards are scheduled to vest on the third anniversary of the grant date. Dividend equivalents are accrued on all outstanding shares on a quarterly basis. The shares and dividend equivalents are subject to forfeiture if the executive leaves Interpublic before the restrictions expire. The Company believes that these vesting provisions promote a long-term focus and provide a strong retention incentive. The number of target shares was determined by dividing the target value by the average of the high and low stock price on the date of grant ($24.2975 on February 28, 2017) and rounding down to the nearest whole share.

In addition to the restricted share awards issued as part of the annual long-term incentive award, in February 2017, Messrs. Mergenthaler, Krakowsky and Bonzani each received an incremental award of restricted shares vesting on the third anniversary of the grant date with grant date values of $1,000,000, $1,000,000 and $250,000 respectively.

LONG-TERM INCENTIVE AWARDS WITH PERFORMANCE PERIODS ENDING IN 2017

On February 27, 2015, the Committee granted performance share awards under the 2014 Performance Incentive Plan (PIP). The performance cycle for these performance share awards was 3 years, beginning on January 1, 2015 and ending on December 31, 2017. In addition to the OG (30%) and OIBI Margin (70%) metrics, the 2015 performance share awards included a modifier calculated based on IPG Total Shareholder Return (TSR) relative to the TSR of its peer companies (as disclosed in the 2016 proxy statement). When calculating the Relative TSR Modifier, TSR was based on 30-trading day average opening and closing prices; calculated as (Closing Price + Reinvested Dividends)/Opening Price – 1. For purposes of this award the opening price was the average of closing prices for the 30-trading days prior to January 1, 2015 and the closing price was the average closing price for the 30-trading days up to and including December 31, 2017. At the completion of the 3-year performance cycle, IPG performed at the 44th percentile of the 2015 peer group, which resulted in a -5% adjustment to any earned performance shares from 2015.

On February 28, 2016, the Committee granted performance cash awards under the 2014 Performance Incentive Plan (PIP). The performance cycle for these performance cash awards was 2 years, beginning on January 1, 2016 and ending on December 31, 2017. These performance-based cash awards were tied to the Cumulative OG (30%) and OIBI Margin (70%) of IPG.

2015-2017 and 2016-2017 Financial Performance Versus Goals

	Performance Shares 2015-2017		Performance Cash 2016-2017
Financial Goals	Target	Actual	Target	Actual
OG %	3.3%	4.3%	3.3%	3.4%
OIBI %	15.5%	15.6%	16.0%	15.8%

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Based on these results, each of the NEOs earned a performance rating of 119.3% (this includes the -5% impact of the TSR modifier) for their performance share awards and 100.5% of target for performance cash.

Amounts Earned for Long-term Incentive Awards with Performance Periods Ending in 2017

	2015-2017 Performance Shares				2016-2017 Performance Cash
Name	% of Target Achieved	Target ($)	Target (#)	Actual (#)	% of Target Achieved	Target ($)	Actual ($)
MICHAEL ROTH	119.3%	$4,900,000	218,457	260,619	100.5%	$2,625,000	$2,638,125
FRANK MERGENTHALER	119.3%	$1,250,000	55,728	66,483	100.5%	$625,000	$628,125
PHILIPPE KRAKOWSKY	119.3%	$1,125,000	50,156	59,836	100.5%	$625,000	$628,125
ANDREW BONZANI	119.3%	$500,000	22,291	26,593	100.5%	$312,500	$314,062
CHRISTOPHER CARROLL	119.3%	$250,000	11,145	13,295	100.5%	$118,750	$119,343

ADDIITIONAL COMPENSATION INFORMATION

COMPENSATION PHILOSOPHY AND BASIC PRINCIPLES

OUR COMPENSATION PHILOSOPHY REMAINS TO PROVIDE A PERFORMANCE-BASED, MARKET-COMPETITIVE TOTAL COMPENSATION PROGRAM THAT:
• Supports our talent needs and business objectives
• Ties a significant portion of pay to sustaining and improving operational performance to enhance stockholder value
• Aligns with the interests of our stockholders

Our success continues to depend on our ability to attract, motivate and retain a diverse group of talented individuals throughout our organization – who will enable us to deliver the best and most contemporary marketing solutions to drive our clients’ businesses. Talent is our Company’s most vital asset, which is why it represents our most significant expense. We must continue to ensure that the investments we make in our key people are disciplined and designed to drive results. To this end, our compensation programs are guided by the following basic principles:

•	Our compensation programs will be balanced and are intended to treat all stakeholders equitably.

•	Our compensation programs will include four major elements: base salary, performance-based annual cash incentives, performance and time-based long-term incentives, retirement and other benefit programs. It bears noting that, outside of the Charitable Matching Program which is capped at $20,000 per executive per year, company-paid perquisites are not offered to our most senior executives.

•	Our fixed and performance-based compensation will target our competitive market for talent. Actual financial and individual performance may result in total earned compensation that is above or below target for certain individuals.

•	Our competitive market for executive leadership includes companies with similar talent requirements; these companies are captured in our compensation peer group, which is reviewed annually prior to inclusion in the Proxy statement.
•	All individual pay decisions will consider the competitive market data and will be based on an executive’s performance against financial and individual objectives, as well as contributions and skills identified in our annual Leadership Talent and Succession Plan Review (“Talent Review”) process. Exceptional performance against these measures may result in pay levels exceeding the competitive market for certain executives who deliver outstanding results.

•	We will strive to design incentive programs that are aligned with our short and long-term operating goals and can be responsive to unique market requirements. Target performance levels will be set to be challenging but achievable while maximum performance levels will represent stretch goals. These incentive programs will provide market competitive levels for achievement of target results while also allowing for meaningful and appropriate rewards for superior results, encouraging executives to make carefully considered decisions to drive said superior performance, while discouraging excessive or unjustified risks.

•	Senior Executives and Non-Management Directors will be required to meet stock ownership guidelines.

•	When warranted, clawback policies will be vigorously enforced.

•	The communication and implementation of our compensation programs will be clear, specific and transparent.

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HOW COMPENSATION DECISIONS ARE MADE

ROLE OF EXECUTIVE OFFICERS AND MANAGEMENT IN COMPENSATION DECISIONS

The Committee makes all pay decisions related to the NEOs. The Chairman & CEO does not participate in the Committee’s deliberations or decisions with regard to his own compensation.

At the Committee’s request, the Chairman & CEO does present individual pay recommendations to the Committee for the CFO, the other NEOs and other executives whose compensation arrangements are subject to the Committee’s review. The Chairman & CEO’s pay recommendations for such executives are informed by his assessments of individual contributions to the Company’s financial performance, achievement of specified performance or strategic objectives, Talent Review results, as well as competitive pay data and other factors. These recommendations are then considered by the Committee with the assistance of its independent consultant.

The Chairman & CEO, the EVP, Chief Strategy and Talent Officer, the SVP, General Counsel & Secretary, and the VP of Global Executive Compensation & Benefits all attend Committee meetings, but are not present for the Committee’s executive sessions, or for any discussion regarding their own compensation. Other senior executives, as appropriate to the topic, may be asked to attend Committee meetings to provide relevant information or advice, but they also do not attend executive sessions, or any discussion of their own compensation.

ROLE OF INDEPENDENT CONSULTANT

In 2017, the Committee again retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to work for the Committee in its review of executive and non-employee director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations.

The Committee has the final authority to hire and terminate the consultant, and the Committee evaluates the consultant annually. Pursuant to SEC rules, the Committee annually assesses the independence of Meridian and in 2017 the Committee again concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee. Meridian does not provide any consulting advice to IPG, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Committee Chair. Meridian often meets with the Committee Chair and the Committee outside the presence of management.

ROLE OF THE COMPENSATION AND LEADERSHIP TALENT COMMITTEE

The Committee is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy, as well as approving compensation awarded to senior corporate and operating executives, including the NEOs. Among its duties, the Committee is responsible for formulating the compensation recommendations for our Chairman & CEO and approving all compensation recommendations for select senior executives including the NEOs. Following review and discussion, the Committee submits its recommendations for compensation for the Chairman & CEO to the non-employee members of our Board for approval. The Committee is supported in its work by the EVP, Chief Strategy and Talent Officer, his staff, and an independent executive compensation consultant as described above.

The Committee’s charter, which sets out its duties and responsibilities and addresses other matters, is reviewed annually and can be found on our website at www.interpublic.com.

ROLE OF SHAREHOLDER SAY-ON-PAY VOTES

We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At our annual meeting of shareholders held in May 2017, a substantial majority of the votes (95.9%) cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of our approach to executive compensation in 2016. The Committee

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Compensation Discussion & Analysis

welcomes feedback and dialogue with shareholders and will continue to consider the outcome of the Company’s say-on-pay votes and evolving best practices in this area when making future compensation decisions for the NEOs.

SETTING COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

The Committee reviews and assesses the total compensation of each NEO on an annual basis. Material changes in compensation typically occur only based on performance, in response to significant changes in an individual’s responsibility, due to changes in market conditions, or in limited circumstances when the Company is at risk of losing a highly talented and valued employee.

Compensation decisions are made based on the following information:

•	External Market Analysis: The Committee annually conducts a review of the competitive market compensation level for each NEO. This review is performed by the Committee’s independent consultant after the Committee has approved the peer companies to be used for the study. The Committee targets the competitive market for talent for both fixed and total target compensation.
•	Internal Equity: When making pay decisions, the Committee also takes into account internal equity. The Company has established comparability guidelines based on an executive’s purview with regard to revenue, operating income and headcount responsibility, geographic scope, and job complexity.

•	Individual Performance and Talent Assessment: The Committee’s consideration is also informed by the Company’s Talent Review process. The Committee participates in this annual review with the full participation of the Board of Directors. This Board-level review includes a discussion of each of the NEOs, their future career path and successors, as well as succession plans for IPG’s Chairman & CEO. These reviews inform pay decisions by providing an in-depth look at the NEOs, their responsibilities, relative contributions and future potential, as well as their relative compensation.

•	Other factors: Additional factors, such as scarce skills, leadership skills, long-term potential and key client relationships are also taken into consideration when reviewing compensation.

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Compensation Discussion & Analysis

USE OF COMPETITIVE DATA FOR COMPENSATION REVIEWS

The Market for Talent

To ensure that our compensation programs reflect best practices, as well as to maintain competitive compensation program designs and levels, the Committee considers market data and compensation ranges of our peer group. In 2013, the Committee approved a single peer group that reflects both talent peers as well as industry peers. Minor changes were made to this Peer Group as part of the 2016 annual review of compensation due to recent Mergers and Acquisition activity (detailed below). The Committee continues to believe that this Peer Group is appropriate.

In December 2016, Meridian Compensation Partners conducted its annual market review to assess the competitiveness of each NEOs target total compensation (consisting of base salary, target annual incentive and target long-term incentives). Compensation data was analyzed for comparable positions at the 2016 Compensation Peer Group (detailed below) as well as size-relevant data from several published survey sources. Meridian compares each of IPG’s covered positions to comparable positions at peer companies and within the published survey sources based on title and described roles and responsibilities. Retirement benefits are reviewed independently, with the last review conducted in 2011.

Using the size-adjusted data, the 2016 study concluded that executives in aggregate, were positioned near the median of the market for total target compensation. The Committee utilized this information, as well as other incumbent specific factors, to determine whether any pay adjustments were warranted for 2017.

Since the modifications made to IPG’s peer group in 2013, we continue to believe that the group contains a good representation of IPG’s industry competitors and size-relevant, talent-focused comparators. That being said, Cablevision was removed from our Peer Group as part of the 2016 annual review due to an acquisition. The final peer group included:

2016 Comparator Group (used to inform 2017 compensation decisions)
Activision Blizzard, Inc.	IAC/InterActivCorp	Thomson-Reuters Corporation
CBS Corporation	Liberty Interactive Corporation	Time Inc.
Discovery Communications, Inc.	News Corporation	Time Warner Inc.
Dun & Bradstreet, Inc.	Nielsen Holdings N.V.	Viacom Inc.
eBay Inc.	Omnicom Group Inc.	WPP plc
Electronic Arts Inc.	Publicis Groupe	Yahoo! Inc.
Gannett Co., Inc.	Sirius XM Holdings Inc.
Havas	TEGNA, Inc.

The median revenue in 2016 for these peer companies was approximately $6.4b as compared to IPG’s 2016 revenue of $7.85b.

RETIREMENT BENEFITS

PURPOSE

The Company views retirement benefits as a key component of our executive compensation program because they encourage and reward long-term service. Therefore, we offer our NEOs and other employees a comprehensive benefits program that provides the opportunity to accumulate retirement income.

PROGRAM DESCRIPTIONS

Our retirement programs include the Company’s qualified 401(k) savings plan, the Capital Accumulation Plan (“CAP”), the Senior Executive Retirement Income Plan (“SERIP”) and Executive Special Benefit Agreement (“ESBA”)

The Company’s 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the NEOs, are able to contribute compensation on a before-tax basis, subject to dollar limits prescribed by federal tax laws. For employees with less than 10 years of service, the Company matches 50% of the first 6% of compensation contributed. For employees with 10 or more years of service, the Company matches 75% of the first 6% of compensation that is contributed. The Company’s 401(k) savings plan also allows after-tax contributions up to limits prescribed by federal tax laws. The match applies to the total amount contributed on both a before- and after-tax basis.

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Compensation Discussion & Analysis

From time to time, the Company may provide an additional performance-based matching contribution to the 401(k) plan based on the Committee’s assessment of the Company’s annual performance, including the Company’s operating margin for its consolidated U.S. businesses relative to pre-set targets. The objective of this feature is to induce greater participation in the 401(k) savings plan and to allow all U.S. employees to benefit from the Company’s strong performance. For 2017, the Committee approved an additional matching contribution equal to 4% of participant matched contributions.

The CAP plan provides participants with an annual dollar credit to an interest-bearing account. Under the terms of the CAP, interest is credited on December 31st of each year at an interest rate equal to the closing 10-year U.S. Treasury yield on the last business day of the immediately preceding calendar year. For a more detailed description of the CAP, see “Nonqualified Deferred Compensation Arrangements—The Interpublic Capital Accumulation Plan” on page 49. Messrs. Roth, Mergenthaler, Krakowsky, Bonzani and Carroll participate in CAP at the levels described on page 49.

The SERIP provides a defined annual annuity to selected executives for a 15-year period following retirement upon satisfying specific vesting provisions. Participation is limited to a select group of very senior executives and requires Committee approval. Mr. Roth is the only NEO, who participates in the SERIP, and Mr. Roth no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the SERIP, see “Pension Arrangements—The Interpublic Senior Executive Retirement Income Plan” on page 48.

The ESBA also provides a defined annual annuity to selected executives for a 15 -year period following retirement upon satisfying specific vesting provisions. This type of agreement is frozen to new participants; participation is limited to a select group of very senior executives and requires Committee approval. Mr. Krakowsky is the only NEO who participates in the ESBA, and Mr. Krakowsky no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the ESBA please refer to page 48.

Benefits Review And Decision Process

As part of its competitive pay review, the independent consultant periodically provides the Committee with a comparison of IPG’s benefits programs to those of a sample of competing companies. This benefits program review is conducted in the context of total compensation, and the review considers compensation and benefits in total.

Decisions regarding new or enhanced participation in these programs, other than 401(k), are made after considering the total compensation as one component to a total pay discussion. For a number of the NEOs, retirement and other benefits are the subject of individual employment agreements (which are described in greater detail beginning on page 51, under the heading “Employment Agreements” and which give IPG the ability to increase, but not decrease, the specific benefit).

On a case-by-case basis, the Committee, and the Management Human Resources Committee (MHRC) – consisting of IPG’s Chairman & CEO, the EVP, CFO, the EVP, Chief Strategy and Talent Officer, and the SVP, General Counsel & Secretary – to which the Committee delegates certain responsibilities, consider the appropriateness of CAP and SERIP participation and benefits although all such decisions for NEOs are made solely by the Compensation Committee. In making recommendations to the Committee or MHRC, the Company considers an individual’s role, level in the organization, total compensation level, performance, length of service, and other factors. When making determinations to issue additional CAP and SERIP awards, the Company also considers an individual’s current retirement positioning, including all forms of accrued qualified and non-qualified retirement benefits previously awarded or earned and the value of the individual’s Company match in the 401(k) savings plan or if not a participant for any year it assumes the executive contributed the maximum amount permitted to the plan.

SEVERANCE AND CHANGE OF CONTROL BENEFITS

In order to provide market-competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals in the event of potential takeovers that would create uncertainty as to their future employment, the Company offers severance and change of control benefits upon the occurrence of several specified events.

The NEOs may receive severance benefits from the Company under the terms of their employment agreements (described in greater detail beginning on page 51 under the heading “Employment Agreements”), the Company’s Executive Severance Plan and/or change of control agreements, depending on the circumstances of a potential termination.

Under the 2014 PIP, if a Change of Control occurs in the first quarter, NEOs receive an accelerated and prorated payout at target of their annual incentive. If a Change of Control occurs after the first quarter, NEOs receive a full accelerated payout at target of their annual incentives. Upon a Change of Control, the vesting of long-term incentives would remain in tact unless there is a qualifying termination (upon which vesting is accelerated). Under our change in control agreements, individuals are eligible for enhanced severance benefits, contingent on a Change of Control being followed by a Qualifying Termination.

38	Interpublic Group 2018 Proxy Statement

Compensation Discussion & Analysis

SHARE OWNERSHIP GUIDELINES

We have adopted share ownership guidelines for non-employee directors, NEOs and other senior executives. The purpose of these share ownership guidelines is to:

•	More closely align the financial interests of executives and non-employee directors with the Company’s shareholders.

•	Communicate the commitment and personal investment of executives and directors in the Company.

•	Persons subject to the guidelines are also prohibited from engaging in any transaction involving derivatives that is designed to hedge against the market risk associated with ownership of IPG shares and from pledging IPG shares as security or collateral for any obligation, including, but not limited to, holding shares in a margin account.

The share ownership guidelines are expressed as multiples of base salary. Executives in the program had five years from 2008 (or from the date at which he or she joins the Company or is promoted into a position in which the guidelines apply) to reach the established guideline level. Beginning in 2013, those executives who have not met their established guideline level in the time allotted will be required to hold all net after-tax shares delivered from equity vestings until requirements are met.

Name	Share Ownership Guideline as multiple of base salary	2017 Compliance With Share Ownership Guidelines
MICHAEL ROTH	6x	Yes
FRANK MERGENTHALER	2x	Yes
PHILIPPE KRAKOWSKY	2x	Yes
ANDREW BONZANI	2x	Yes
CHRISTOPHER CARROLL	2x	Yes

The Committee regularly reviews the levels of stock ownership against the share ownership guideline levels applicable to the NEOs and other senior executives. As of December 31, 2017, all NEOs who are required to have reached their share ownership guidelines had met or exceeded these guidelines (the Chairman & CEO’s ownership was 406% of his guideline while the average ownership for all other NEO’s was approximately 330% of target).

TAX AND ACCOUNTING IMPLICATIONS

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Prior to 2018, section 162(m) of the U.S. Internal Revenue Code (the “Code”) prohibited the Company from taking a tax deduction for compensation paid in excess of $1,000,000 to a NEO (other than the principal financial officer). However, performance-based compensation, as defined in the tax law, was fully deductible if the plan under which the compensation was paid had been approved by shareholders and met other requirements. Until 2018, the Company’s policy had been to qualify the compensation paid under its incentive compensation programs as tax deductible to the extent feasible and consistent with its overall compensation objectives.

In 2017, as part of its responsibility, the Committee reviewed and considered the deductibility of executive compensation. The Company believes that compensation paid in 2017 under its executive incentive plans is deductible for federal income tax purposes, except as indicated below. In certain situations, the Committee may approve compensation that is not deductible in order to ensure competitive levels of total compensation for its NEOs. In this regard, for 2017, with respect to each NEO who was covered by Section 162(m) of the Code, to the extent that the sum of the executive’s base salary, the fair market value of restricted stock awards that vested during the year and the additional bonus awards exceeded $1,000,000, the excess was not deductible for federal income tax purposes.

Beginning in 2015, the annual and long-term incentive plans included a pool funding to ensure awards to NEOs met the requirements for tax deductibility under Section 162(m) of the Tax Code. The maximum pool that could be used to pay annual and long-term incentives to NEOs was equal 8% of IPG’s Operating Income during the applicable performance period. The amounts awarded for 2017 annual incentive awards and 2015 long-term incentive awards (which vested on February 28, 2018) are well below these caps.

The Company has guidelines for reviewing the impact of the accounting and tax treatment of various forms of compensation covered by the PIP. The guidelines identify specific responsibilities and actions required by the Human Resources, Accounting and Tax departments for all group and individual actions. These guidelines are designed to ensure that accounting and tax treatment of the awards granted under the plan are properly addressed.

Interpublic Group 2018 Proxy Statement	39

Compensation Discussion & Analysis

NON-QUALIFIED DEFERRED COMPENSATION

Effective since January 1, 2005, most of the Company’s deferred compensation and nonqualified retirement benefit arrangements, including most of the Company’s severance arrangements; have been subject to Section 409A of the Internal Revenue Code which provides that nonqualified deferred compensation plans follow certain rules on the timing and form of payments. Noncompliance with these rules could result in adverse tax consequences for the executives. The Company has made significant efforts to ensure that affected arrangements comply with the new requirements.

ACCOUNTING FOR STOCK-BASED COMPENSATION

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its grants of stock options, restricted shares and performance shares in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION RISK

The Company regularly reviews its compensation policies and practices, including any risks that may be inherent in the design of the Company’s compensation plans. In early 2017, the Company reviewed its risk assessment process and the resulting analysis with the Committee, which concluded that the compensation plans reflect the appropriate compensation goals and philosophy and any risk arising from the Company’s compensation policies and practices was not deemed likely to have a material adverse impact on the Company’s performance or financial results.

COMPENSATION RECOVERY IN THE EVENT OF A FINANCIAL RESTATEMENT

The Company has adopted a “clawback” policy under which, in the event of a significant restatement of financial results due to fraud or misconduct, it will review payments made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period. If any bonuses paid based on such performance targets would have been lower had they been calculated based on such restated results, the Board of Directors will, to the full extent permitted by governing law, seek to recoup for the benefit of the Company all such bonuses to senior executives whose fraud or misconduct, as determined by the Board of Directors, resulted in such restatement. For purposes of this policy, the term “senior executives” means “executive officers” as defined under the Securities Exchange Act of 1934, as amended, and the term “bonuses” means awards under The Interpublic Group of Companies, Inc. 2014 Performance Incentive Plan or any equivalent incentive plan which supersedes such plan, including, among other awards, annual incentives, stock options, performance cash and performance shares.

40	Interpublic Group 2018 Proxy Statement

COMPENSATION AND LEADERSHIP TALENT COMMITTEE REPORT

Among its duties, the Compensation and Leadership Talent Committee is responsible for reviewing and discussing with the Company’s management the Compensation Discussion & Analysis included in this Proxy Statement for the 2018 Annual Meeting (the “CD&A”). Based on such a review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

William T. Kerr, Chair

H. John Greeniaus

Dawn Hudson

Jonathan F. Miller

Patrick Q. Moore

David M. Thomas

March 21, 2018

Interpublic Group 2018 Proxy Statement	41

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid by Interpublic and its subsidiaries to (i) Mr. Roth, who served as the Interpublic’s principal executive officer during 2017, (ii) Mr. Mergenthaler, who served as the principal financial officer in 2017 and (iii) each of the three most highly compensated executive officers of Interpublic, other than the principal executive officer and the principal financial officer (as determined based on total compensation in 2017, excluding the amount, if any, shown in the column headed Change in Pension Values and Nonqualified Deferred Compensation Earnings), who were serving as executive officers on December 31, 2017 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the years indicated. The employment agreements for the named executive officers are summarized beginning on page 51 under the heading “Employment Agreements.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compen- sation ($) (4)	Total ($)
Michael Roth	2017	1,500,000	7,428,657	7,548,750	40,616	365,795	16,883,818
Chairman of the Board	2016	1,500,000	7,507,388	8,564,600	19,980	386,209	17,978,177
and Chief Executive Officer, IPG	2015	1,500,000	7,104,293	5,467,600	—	386,209	14,458,102
Frank Mergenthaler	2017	1,000,000	2,768,793	2,284,375	—	215,795	6,268,963
Executive Vice President and Chief	2016	1,000,000	2,537,449	3,033,125	—	216,209	6,786,783
Financial Officer, IPG and Chairman, CMG	2015	1,000,000	1,812,296	2,574,067	—	217,209	5,603,572
Philippe Krakowsky	2017	1,000,000	2,768,793	2,498,438	219,204	86,323	6,572,758
Executive Vice President, Chief Strategy and	2016	1,000,000	2,537,449	2,867,488	224,486	86,737	6,716,160
Talent Officer, IPG and Chairman, IPG Mediabrands	2015	900,000	1,631,092	2,151,333	—	86,737	4,769,162
Andrew Bonzani	2017	800,000	1,134,363	1,043,750	—	81,509	3,059,622
Senior Vice President,	2016	800,000	1,143,706	1,473,250	—	74,762	3,491,718
General Counsel and Secretary, IPG	2015	700,000	724,901	963,000	—	23,762	2,411,663
Christopher Carroll	2017	615,679	424,464	621,875	—	66,323	1,728,341
Senior Vice President, Controller	2016	587,714	439,605	736,625	—	67,641	1,831,585
and Chief Accounting Officer, IPG	2015	582,063	362,428	635,333	—	66,972	1,646,795
and Chief Financial Officer, CMG

(1)	The amounts shown for each year is the aggregate grant date fair value of stock awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 9 to Interpublic’s audited financial statements included in the 2017 Form 10-K. The grant date fair values of the performance share awards shown for each year in which such awards were granted were calculated assuming a “target” level of performance achievement. The following tables show the grant date fair values of performance share awards assuming achievement of the “target” performance level and “maximum” performance level.

42	Interpublic Group 2018 Proxy Statement

Executive Compensation

The amounts shown for 2017, 2016 and 2015 for each Named Executive Officer consists solely of the grant date fair value of each executive’s performance share award for the three-year performance period ending (i) for the 2017 Performance Share Award, on December 31, 2019, (ii) for the 2016 Performance Share Award, on December 31, 2018 and (iii) for the 2015 Performance Share Award, on December 31, 2017. The (i) 2017 Performance Share award will vest on February 28, 2020, (ii) 2016 Performance Share award will vest on February 28, 2019 and (iii) 2015 Performance Share award will vest on February 28, 2018, in each case, to the extent the performance criteria established for the awards are satisfied.

	2017 Performance Share Awards		2016 Performance Share Awards		2015 Performance Share Awards
Name	Target ($)	Maximum ($)	Target ($)	Maximum ($)	Target ($)	Maximum ($)
Mr. Roth	4,803,407	9,606,814	4,882,398	10,741,276	4,654,309	15,359,220
Mr. Mergenthaler	1,143,658	2,287,315	1,162,477	2,557,449	1,187,306	3,918,110
Mr. Krakowsky	1,143,658	2,287,315	1,162,477	2,557,449	1,068,593	3,526,357
Mr. Bonzani	571,818	1,143,636	581,228	1,278,702	474,918	1,567,229
Mr. Carroll	274,460	548,920	220,865	485,902	237,448	783,578

(2)	The amounts shown for each of 2017, 2016 and 2015 for each named executive officer are the sum of the payments made in respect of the executive’s (i) annual non-equity compensation award and (ii) performance cash awards for the (A) 2015-2016 performance period, which vested on February 28, 2018 (B) 2014-2015 performance period, which vested on February 28, 2017 and (C) 2013-2014 performance period, which vested on February 28, 2016, in the respective amounts shown in the following table.

	2017 Non-Equity Incentive Plan Compensation		2016 Non-Equity Incentive Plan Compensation		2015 Non-Equity Incentive Plan Compensation
Name	Annual Incentive Award ($)	2015 Performance Cash Award ($)	Annual Incentive Award ($)	2014 Performance Cash Award ($)	Annual Incentive Award ($)	2013 Performance Cash Award ($)
Mr. Roth	3,200,000	4,348,750	4,400,000	4,164,600	4,100,000	1,367,600
Mr. Mergenthaler	1,175,000	1,109,375	1,850,000	1,183,125	1,750,000	824,067
Mr. Krakowsky	1,500,000	998,438	1,850,000	1,017,487	1,450,000	701,333
Mr. Bonzani	600,000	443,750	1,000,000	473,250	700,000	263,000
Mr. Carroll	400,000	221,875	500,000	236,625	460,000	175,333

(3)	The amounts in this column for Mr. Roth reflect the change in the value of the benefits he is entitled to receive under the Senior Executive Retirement Income Plan, which is described in greater detail on page 48 under the heading “Pension Arrangements — The Interpublic Senior Executive Retirement Income Plan.”

The amounts in this column for Mr. Krakowsky reflect the change in the value of the benefits he is entitled to receive under his Executive Special Benefit Agreement, which is described in greater detail on page 48, under the heading “Pension Arrangements — Executive Special Benefit Agreement.”

Messrs. Mergenthaler, Carroll and Bonzani do not participate in a pension plan nor do they have an Executive Special Benefit Agreement.

While each of the named executive officers participate in deferred compensation arrangements, as described in greater detail beginning on page 49, under the heading “Nonqualified Deferred Compensation Arrangements,” none received earnings on deferred compensation that was “above-market” or “preferential” as defined by SEC rules.

(4)	The table below shows the components of the amounts shown in this column for 2017.

Name	Annual Dollar Credits under the Capital Accumulation Plan ($) (a)	Matching contributions under the Interpublic Savings Plan ($)	Premiums paid by Interpublic on group life insurance ($)	Perquisites and Other Personal Benefits ($) (b)	Total All Other Compensation ($)
Mr. Roth	350,000	12,798	261	2,736	365,795
Mr. Mergenthaler	200,000	12,798	261	2,736	215,795
Mr. Krakowsky	50,000	12,798	261	23,264	86,323
Mr. Bonzani	50,000	8,748	261	22,500	81,509
Mr. Carroll	50,000	12,798	261	3,264	66,323

Interpublic Group 2018 Proxy Statement	43

Executive Compensation

(a)	The Capital Accumulation Plan is described in greater detail on page 49 under the heading “Nonqualified Deferred Compensation Arrangements — The Interpublic Capital Accumulation Plan.”

(b)	The “2017 Perquisites and Other Personal Benefits” table below lists the type and amount of each perquisite received by the named executive officers in 2017.

2017 Perquisites and Other Personal Benefits

The following table describes the amount of each perquisite and other personal benefit received by the named executive officers in 2017.

Name	Executive Dental Plan Coverage ($)	Charitable Matching Program (a) ($)
Mr. Roth	2,736	0
Mr. Mergenthaler	2,736	0
Mr. Krakowsky	3,264	20,000
Mr. Bonzani	0	22,500
Mr. Carroll	3,264	0

(a)	The Charitable Matching Program is described in greater detail on page 17 under the heading “Non-Management Director Compensation.”

44	Interpublic Group 2018 Proxy Statement

Executive Compensation

GRANTS OF PLAN-BASED AWARDS

The following table provides information on grants of equity and non-equity plan based awards made in 2017 to the named executive officers. The awards are described in greater detail in the Compensation Discussion & Analysis, beginning on page 28.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Approval Date		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Michael Roth	3/31/2017	3/21/2017	(1)	0	3,750,000	7,500,000
	2/28/2017	2/15/2017	(2)	0	2,625,000	5,250,000
	2/28/2017	2/15/2017	(3)				0	216,071	432,142		4,803,407
	2/28/2017	2/15/2017	(4)							108,035	2,625,251
Frank Mergenthaler	3/31/2017	3/21/2017	(1)	0	1,250,000	2,500,000
	2/28/2017	2/15/2017	(2)	0	625,000	1,250,000
	2/28/2017	2/15/2017	(3)				0	51,445	102,890		1,143,658
	2/28/2017	2/15/2017	(4)							66,878	1,625,135
Philippe Krakowsky	3/31/2017	3/21/2017	(1)	0	1,250,000	2,500,000
	2/28/2017	2/15/2017	(2)	0	625,000	1,250,000
	2/28/2017	2/15/2017	(3)				0	51,445	102,890		1,143,658
	2/28/2017	2/15/2017	(4)							66,878	1,625,135
Andrew Bonzani	3/31/2017	3/21/2017	(1)	0	720,000	1,440,000
	2/28/2017	2/15/2017	(2)	0	312,500	625,000
	2/28/2017	2/15/2017	(3)				0	25,722	51,444		571,818
	2/28/2017	2/15/2017	(4)							23,150	562,545
Christopher Carroll	3/31/2017	3/21/2017	(1)	0	461,759	923,518
	2/28/2017	2/15/2017	(2)	0	150,000	300,000
	2/28/2017	2/15/2017	(3)				0	12,346	24,692		274,460
	2/28/2017	2/15/2017	(4)							6,173	150,004
(1)	Reflects the potential payout in cash that the executive was entitled to earn for calendar year 2017 pursuant to an annual incentive award made in 2017 under the 2014 PIP as described in greater detail on page 28, under the heading “Compensation Discussion & Analysis — Annual Incentives.” The actual amounts paid are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Reflects potential payout that the executive is entitled to earn pursuant to a long-term performance cash award made in 2017 under the 2014 PIP. As described in greater detail on page 31, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award and will be settled entirely in cash.

(3)	Reflects potential payout in shares of Common Stock that the executive is entitled to earn pursuant to a performance share award made in 2017 under the 2014 PIP. As described in greater detail on page 31, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” depending on the actual level of performance relative to goals over a three-year performance period, an individual will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(4)	Reflects the number of shares under restricted stock award grants made under the 2014 PIP. These shares are credited with quarterly cash dividends, when and as declared by the Board of Directors on the Common Stock. All of the shares of restricted stock, and any cash dividends paid on the restricted stock, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

(5)	Reflects the grant date fair value of the equity award disclosed in the adjacent column computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 9 to Interpublic’s audited financial statements included in the 2017 Form 10-K.

Interpublic Group 2018 Proxy Statement	45

Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on outstanding equity awards, consisting of stock option awards and stock awards, held by the named executive officers as of December 31, 2017.

	Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)
Michael Roth	628,019	12.7700	2/28/2023	108,035	(2)	2,177,986	432,142	(7)	8,711,983
	546,448	11.7200	2/28/2022	121,781	(3)	2,455,105	535,836	(8)	10,802,454
	492,866	12.9350	2/28/2021	109,228	(4)	2,202,036
	431,594	8.4500	3/31/2020	260,619	(5)	5,254,079
	500,000	4.1400	3/31/2019
	500,000	9.9125	5/30/2018
Frank Mergenthaler	84,981	9.9125	5/30/2018	66,878	(2)	1,348,260	102,890	(7)	2,074,262
				28,995	(3)	584,539	127,580	(8)	2,572,013
				62,658	(4)	1,263,185
				66,483	(5)	1,340,297
Philippe Krakowsky				66,878	(2)	1,348,260	102,890	(7)	2,074,262
				28,995	(3)	584,539	127,580	(8)	2,572,013
				59,872	(4)	1,207,020
				59,836	(5)	1,206,294
Andrew Bonzani				23,150	(2)	466,704	51,444	(7)	1,037,111
				14,497	(3)	292,260	63,789	(8)	1,285,986
				22,734	(4)	458,317
				26,593	(5)	536,115
Christopher Carroll				6,173	(2)	124,448	24,692	(7)	497,791
				5,509	(3)	111,061	24,239	(8)	488,658
				10,211	(4)	205,854
				13,295	(5)	268,027

(1)	All of the stock options have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the grant date which, as established by the Compensation Committee, is the average of the high and low sales prices of the Common Stock as reported by the NYSE on the grant date.

(2)	Reflects the number of shares under restricted stock award grants (“Restricted Stock Awards”) made under the 2014 PIP that will vest on February 28, 2020. All Restricted Stock Awards are credited with quarterly dividends, when and as declared by the Board of Directors, on the Common Stock. All Restricted Stock Awards, and any dividends paid on the restricted stock, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

(3)	Reflects the number of shares under Restricted Stock Awards made under the 2014 PIP that will vest on February 28, 2019.

(4)	Reflects the number of shares under Restricted Stock Awards made under the 2014 PIP that will vest on February 28, 2018.

(5)	Represents the number of unvested shares of Common Stock that the named executive officer has earned under performance share awards granted in 2015, for which the performance ended on December 31, 2017. The award remained subject to forfeiture had the employment of the award recipient terminated prior to the February 28, 2018 vesting date, which did not occur.

(6)	The value shown is calculated by multiplying (i) the number of shares shown in the column headed “Number of Shares or Units of Stock That Have Not Vested” by (ii) the closing price of the Common Stock ($20.16), as reported by the NYSE on December 30, 2017.

46	Interpublic Group 2018 Proxy Statement

Executive Compensation

(7)	Represents the “maximum” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2017, for which the performance period will end on December 31, 2019. Any shares earned will remain subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2020.

(8)	Represents the “maximum” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2016, for which the performance period will end on December 31, 2018. Any shares earned will remain subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2019.

(9)	The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested “ by (ii) the closing price of the Common Stock ($20.16), as reported by the NYSE on December 30, 2017.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for 2017 on the number of shares of Common Stock acquired upon (i) the exercise of stock options and (ii) the vesting of performance share and restricted stock awards.

	Option Awards(1)		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Michael Roth	500,000	6,406,050	648,106	15,929,508
Frank Mergenthaler	102,188	1,283,890	184,119	4,525,378
Philippe Krakowsky	59,487	853,359	158,342	3,891,817
Andrew Bonzani	—		73,647	1,810,137
Christopher Carroll	—		36,823	905,056

(1)	Represents the number of stock options exercised in 2017. The value realized on exercise is the amount by which the market price of the Common Stock received upon exercise exceeds the exercise price.

(2)	Represents of the total number of performance based shares and shares of restricted stock which vested on February 28, 2017

(3)	The value realized on the vesting of performance share and restricted stock awards is equal to the sum of (i) the product of (A) the number of shares vested, multiplied by (B) the average of the high and low price of the Common Stock, as reported by the NYSE, on the February 28, 2017 vesting date ($24.298), (ii) plus the total amount of the accrued dividends for the period beginning on the February 2014 grant date of the restricted stock award through the February 2017 vesting date, which in accordance with the terms of the awards are payable upon the vesting of the shares of restricted stock.

Interpublic Group 2018 Proxy Statement	47

Executive Compensation

PENSION ARRANGEMENTS

Executive Special Benefit Agreement

Mr. Krakowsky entered into an Executive Special Benefit Agreement (an “ESBA”) in 2002, which provides that if he retires, resigns or otherwise terminates employment with Interpublic after his 60th birthday, or his employment terminates due to death, Interpublic will pay him $245,000 per year for 15 years. At 55 years of age, Mr. Krakowsky is now entitled to receive, upon his retirement, resignation or termination from employment with Interpublic, between $171,500 and $245,000 per year for 15 years, depending upon his age at the time of his termination. If Mr. Krakowsky has a Qualifying Termination (as defined under the heading “Severance and Change of Control Benefits” on page 54), the amount of his annual ESBA benefit will be the amount that would have been payable if he had continued working for Interpublic through the end of his severance period.

If Mr. Krakowsky’s employment terminates within two years after a Change of Control (as defined under the heading “Severance and Change of Control Benefits” below) of Interpublic, his ESBA benefits would be paid in a lump sum, rather than installments. The amount of the lump sum would be the then-present value of the benefit described above, except that if Mr. Krakowsky’s termination is a Qualifying Termination and Mr. Krakowsky’s age as of December 31st of the year in which the Change of Control occurs is 58 or older, the lump-sum would be based on the then-present value of $245,000 per year for 15 years.

If Mr. Krakowsky dies before all required payments are made to him under these ESBAs, Interpublic would make the remaining payments to his beneficiaries.

The Interpublic Senior Executive Retirement Income Plan

Interpublic provides retirement benefits to certain U.S.-based senior executives of Interpublic and its subsidiaries under the Senior Executive Retirement Income Plan (“SERIP”). Of the named executive officers, only Mr. Roth participates in SERIP. Mr. Roth is entitled to receive an annual benefit of $110,000 for 15 years that is fully vested.

The SERIP provides monthly payments for 10 or 15 years beginning two years after a participant’s termination of employment. The amount of each participant’s benefit is determined at the discretion of Interpublic, with approval from the Compensation Committee, and is set forth in a Participation Agreement entered into with the executive when the executive’s participation in the SERIP is approved. The Participation Agreement may be amended from time to time, including to increase (but not to decrease) the amount of the SERIP benefit. In general, the SERIP provides that 30% of a participant’s benefit becomes vested after three years of participation in the SERIP, and the vested percentage increases by 10% at the end of each of the next seven years. However, the Compensation Committee or its designee may approve an alternative vesting schedule on a case-by-case basis. If an executive breaches a non-competition or non-solicitation agreement, the executive’s entire benefit will be forfeited (even if the benefit had already vested). If a participant has a Qualifying Termination, the SERIP generally provides for continued vesting through the end of the participant’s severance period.

If a participant’s employment terminates within two years after a Change of Control, the participant’s vested SERIP benefit will be accelerated and paid in a lump sum, rather than installments. The amount of the lump sum would be based on the then-present value of the future payments, to the extent vested. In general, the vested percentage would be determined as described above, provided that if the termination is a Qualifying Termination and, as of December 31st of the year in which the Change of Control occurs, (i) the participant’s age is 55 or older and (ii) the participant is within two years of full vesting, the participant’s entire benefit under SERIP will be fully vested.

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Pension Benefits

The following table provides information on pension benefits held by the named executive officers as of December 31, 2017.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
Michael Roth	SERIP	N/A	1,273,977	0
Frank Mergenthaler	—	—	—	—
Philippe Krakowsky	ESBA	N/A	2,394,975	0
Andrew Bonzani	—	—	—	—
Christopher Carroll	—	—	—	—

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 3.70 percent. No preretirement decrements were used in the calculation of present values. Contingent benefits arising from death, early retirement or other termination of employment were not valued.

(2)	For Mr. Krakowsky, the amount shown is the present value of the maximum benefit that he would be entitled to receive under his ESBA if his employment by Interpublic continues until he reaches age 60. The terms and conditions of the ESBA are described in greater detail on page 48 under the heading “Executive Special Benefit Agreement.”

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

The Interpublic Capital Accumulation Plan

Interpublic maintains a Capital Accumulation Plan (the “CAP”) under which senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (the “MHRC”) are entitled to receive deferred compensation benefits. Under CAP, a participating employee receives annual credits of a specified dollar amount (a “dollar credit”) and interest each December 31st. The amount of each year’s interest credit is equal to the 10-year U.S. Treasury yield curve annual rate (also known as the “constant maturity rate”) as of the last business day of the immediately preceding calendar year. Each participant’s account balance becomes fully vested as to both prior and future dollar and interest credits when the participant has completed three years of participation in the CAP, except that all interest credits since the inception of the participant’s participation in the plan are subject to forfeiture if the participant breaches a non-competition or non-solicitation agreement. If a participant has a Qualifying Termination, the CAP provides for continued vesting through the end of the participant’s severance period and a special dollar credit equal to the dollar credits that would have been added to the participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the due date for his last severance payment. Any portion of a participant’s benefit that is not vested upon termination of employment (taking into account accelerated vesting upon a Qualifying Termination) will be forfeited.

If a participant has a Qualifying Termination within two years after a Change of Control, (i) the participant will become fully vested and (ii) the participant’s account will be credited with an amount equal to the dollar credits that would have been added to his account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the end of his severance period.

Each named executive officer is a participant in the CAP and for 2017 received the following annual dollar credit:

Name	Annual Dollar Credit ($)
Mr. Roth	350,000
Mr. Mergenthaler	200,000
Mr. Krakowsky	50,000
Mr. Bonzani	50,000
Mr. Carroll	50,000

For 2017, each participant received an interest credit equal to 2.445% of his account balance as of December 31, 2017 (determined before the 2017 dollar credit was added). The CAP account balances are fully vested for each of the named executive officers other than for Andrew Bonzani, which will vest on December 31, 2019.

In general, each named executive officer’s vested account balance is payable in a lump sum two years after the termination of his employment with Interpublic and its subsidiaries. However, if the participant’s employment terminates within two years after a Change of Control, payment will be accelerated.

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Nonqualified Deferred Compensation

The following table provides information on non-qualified deferred compensation arrangements for the named executive officers as of December 31, 2017, which consist exclusively of benefits under the CAP.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (3)
Michael Roth	0	350,000	106,072	0	4,794,430
Frank Mergenthaler	0	200,000	58,328	0	2,643,960
Philippe Krakowsky	0	50,000	15,324	0	692,093
Andrew Bonzani	0	50,000	1,222	0	101,222
Christopher Carroll	0	50,000	15,324	0	692,093

(1)	The amounts shown as “Registrant contributions in last FY” are dollar credits that were added to the named executive officer’s CAP account as of December 31, 2017 and are included in the “All Other Compensation” column for 2017 of the “Summary Compensation Table” on page 42.

(2)	No earnings on deferred amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” for 2017, 2016 or 2015 because the interest credits under the CAP did not constitute “above-market” or “preferential” earnings as defined by SEC rules.

(3)	The aggregate balances shown in this column include the following dollar credits that were included in the “All Other Compensation” column of the “Summary Compensation Table” for each of 2016 and 2015 on page 42, other than for Mr. Bonzani in 2015, who was not a participant in the CAP in such year.

Name	2016 ($)	2015 ($)
Mr. Roth	350,000	350,000
Mr. Mergenthaler	200,000	200,000
Mr. Krakowsky	50,000	50,000
Mr. Bonzani	50,000	—
Mr. Carroll	50,000	50,000

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EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

Each of the named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, his salary and eligibility for incentive compensation and other benefits and perquisites. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic.

Annual Bonus - Each employment agreement provides for each named executive officer to receive an annual target bonus, with the actual award ranging between 0% and 200% of the target depending on Interpublic financial performance, his individual performance, and management discretion.

Long-Term Incentive Awards - Each employment agreement also provides for participation in Interpublic’s performance-based long-term incentive programs. Each year’s awards may consist of stock options, restricted stock, performance-based share and cash awards or another form of incentive award at the sole discretion of the Compensation Committee.

Employment Agreement Base Salary and Incentive Compensation Information

The following table provides the annual salary, annual incentive target percentage and long-term incentive target award value for each named executive officer for 2017.

Name	Salary $	Annual Incentive Target %	Long-Term Incentive Target $
Michael Roth	$1,500,000	250	10,500,000
Frank Mergenthaler	1,000,000	125	2,500,000
Philippe Krakowsky	1,000,000	125	2,500,000
Andrew Bonzani	800,000	90	1,250,000
Christopher Carroll	625,000	75	600,000

Michael I. Roth Employment Agreement

Mr. Roth’s employment agreement also provides that he be entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Roth’s employment is terminated involuntarily without Cause (as defined under the heading “Severance and Change of Control Benefits” below), his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination. If Mr. Roth obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Roth in connection with his new employment for service before the end of the severance period.

After an involuntary termination without Cause, Mr. Roth will also be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental and vision benefits would end if Mr. Roth accepts employment with another employer offering similar benefits. Mr. Roth may terminate his employment at any time by giving notice to Interpublic at least three months in advance.

Frank Mergenthaler Employment Agreement

Mr. Mergenthaler’s employment agreement also provides that he be entitled to (i) participate in the CAP, with a current annual dollar credit of $200,000, and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination of Mr. Mergenthaler’s employment, his employment agreement provides for a lump-sum payment equal to the sum of (i) one year’s base salary at the rate in effect before his termination, (ii) his target bonus for the year of termination, plus (iii) a pro-rated portion of his target bonus for the year in which the termination occurs and (iv) any other awards and benefits to which he is

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entitled in accordance with their terms. In addition, if Mr. Mergenthaler or any of his dependents elects continuation health coverage under COBRA, his employment agreement provides for a lump sum payment equal to the sum of the premiums for the first year of such COBRA coverage. Mr. Mergenthaler may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Philippe Krakowsky Employment Agreement

Mr. Krakowsky’s employment agreement also provides that he be entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000 and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Krakowsky’s employment is terminated involuntarily without Cause, his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Krakowsky obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Krakowsky in connection with his new employment for service before the end of the severance period.

Mr. Krakowsky is also eligible to receive a bonus for the year in which his employment is terminated. After an involuntary termination, Mr. Krakowsky would also be eligible to receive: (i) continued vesting of all restricted stock and options until the end of the severance period, (ii) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, (iii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period and (iv) a cash payment in lieu of continued life insurance for 12 months from the notice date. The subsidy for medical, dental and vision benefits would end if Mr. Krakowsky accepts employment with another employer offering similar benefits. Mr. Krakowsky may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Andrew Bonzani Employment Agreement

Mr. Bonzani’s agreement also provides that he be entitled to participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination, his employment agreement provides for severance pay under the Executive Severance Plan (described below), with a salary continuation period of 18 months.

Christopher Carroll Employment Agreement

Mr. Carroll’s employment agreement also provides that he be entitled to participate in (i) Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000, and (ii) such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Carroll’s employment is terminated involuntarily without Cause, his employment agreement provides for (i) salary continuation, at the rate in effect before his termination, for 12 months from when notice of his termination is provided and (ii) lump sum payment of his target bonus for the year of termination. After his termination date, Mr. Carroll will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. Mr. Carroll may terminate his employment at any time by giving notice to Interpublic at least six-months in advance.

Executive Severance Plan

Under the Interpublic Executive Severance Plan (“ESP”), certain senior management employees, including the named executive officers, are entitled to receive severance and other welfare benefits, in the event of a Qualifying Termination. In general, the ESP provides for salary continuation, at the executive’s base salary rate in effect for the year of termination, for a specified number of months, which varies generally according to the seniority of the executive. If the executive’s Qualifying Termination occurs within two years after a Change of Control, severance is payable in a lump sum, rather than over the severance period.

Under the ESP the named executive officers are entitled to the following salary continuation periods:

Name	Salary Continuation Period
Mr. Roth	24 months
Mr. Mergenthaler	18 months
Mr. Krakowsky	18 months
Mr. Bonzani	18 months
Mr. Carroll	12 months

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The ESP also provides for cash payments in lieu of continued medical, dental and vision benefits at active employee rates for the salary continuation period, followed by a COBRA period.

Benefits under the ESP are not in addition to severance benefits under individual employment agreements. Rather, severance benefits that are paid under individual employment agreements are credited against amounts payable under the ESP.

The ESP requires the executive to agree to certain post-termination covenants which, if violated, would result in the forfeiture of the executive’s future severance payments and benefits. Benefits under the ESP are also conditioned on the executive executing a mutual release.

Change of Control Agreements

Each named executive officer has entered into a change of control agreement with Interpublic that provides for severance and other benefits in the event of a Qualifying Termination within two years after a Change of Control. These benefits are instead of, and not in addition to, the benefits the executive otherwise would be entitled to receive under the executive’s employment agreement and the ESP.

Each of these change of control agreements provides for a lump-sum severance payment equal to a specified multiple of the executive’s base salary plus his target bonus. For purposes of this calculation, salary and target bonus are each determined based on the rate in effect for the executive for the year of the Change of Control or for the year of the Qualifying Termination, whichever is greater.

The multiple applied and the corresponding months of service under the change of control agreements are:

Name	Multiple	Months of Severance
Mr. Roth	3	36 months
Mr. Mergenthaler	2	24 months
Mr. Krakowsky	2	24 months
Mr. Bonzani	2	24 months
Mr. Carroll	2	24 months

In addition, under the agreement the named executive officer’s benefit under the CAP will be subject to the following adjustments: (i) annual dollar credits will be added for his severance period as if his severance were paid in semi-monthly installments over his severance period (rather than in a lump sum); (ii) he will receive a prorated annual dollar credit for the year in which the severance period expires, and (iii) in addition to the interest credits added under the terms of the CAP each December 31st, the executive will receive a pro-rated interest credit for the year in which the severance period expires, at the rate applied under CAP for the year in which the executive’s CAP balance is paid.

The agreement also provides that, if the named executive officer is a participant in the SERIP, the vested percentage of his SERIP benefit will be determined as if his severance were paid in monthly installments over his severance period (rather than in a lump sum).

Each agreement also provides for cash payments to subsidize the cost of medical, dental and vision benefits during the months for which severance is provided, in lieu of the benefit subsidies otherwise payable under the executive’s employment agreement and the ESP.

Each agreement requires the executive to agree to certain post-termination covenants, which restrict solicitation of employees and clients, and if violated, would result in the forfeiture of the executive’s severance payments and benefit.

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SEVERANCE AND CHANGE OF CONTROL BENEFITS

The preceding narrative describes the severance and other benefits to which the named executive officers may be entitled under the various agreements, plans and arrangements in connection with or following a termination of the executive’s employment. Below is a table that quantifies the benefits that each named executive officer would have received had his employment terminated as of December 31, 2017 under the following circumstances:

Triggering Event (1)	Description
Termination for Cause or Voluntary Termination Without Good Reason

In general (subject to certain variations in each executive’s employment agreement), Interpublic would have “Cause” to terminate an executive’s employment if the executive (a) materially breaches a provision in his employment agreement and fails to cure such breach within a 15-day period; (b) misappropriates funds or property of Interpublic; (c) attempts to secure any personal profit related to the business of Interpublic without proper prior written approval; (d) engages in fraud, material dishonesty, gross negligence, gross malfeasance or insubordination, or willful (i) failure to follow Interpublic’s Code of Conduct or (ii) misconduct in the performance of his duties, excluding, in either case, acts taken in good faith that do not cause material harm to Interpublic; (e) refuses or fails to attempt in good faith to perform his duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the executive reports directly if such refusal or failure is not cured within a 15-day period; (f) has committed or is formally charged or indicted for a felony or a crime involving dishonesty, fraud or moral turpitude or (g) engages in conduct that is clearly prohibited by the policy of Interpublic prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

In general, an executive would have “Good Reason” to terminate his employment if Interpublic, without the executive’s consent, (a) materially reduces the executive’s base salary; (b) materially diminishes the authority, duties or responsibilities of the executive or the supervisor to whom the executive is required to report; (c) materially diminishes the budget over which the executive has authority; (d) requires the executive to relocate to an office more than 50 miles outside the city in which he is principally based or (e) materially breaches an employment agreement with the executive. Before resigning for Good Reason, the executive generally must give Interpublic notice and an opportunity to cure the adverse action.

Qualifying Termination	An involuntary termination of the executive’s employment without Cause or a resignation by the executive for Good Reason.
Change of Control

In general, a Change of Control will be deemed to have occurred if: (i) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner of more than 50% of the combined voting power of Interpublic’s then outstanding voting securities; (ii) any person, other than Interpublic or any of its subsidiaries, acquires (during a 12-month period) ownership of 30% or more of the combined voting power of Interpublic’s then-outstanding voting securities; (iii) any person acquires 40% or more of Interpublic’s assets (determined based on gross fair market value) or (iv) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

Amounts shown in the table under the heading Change of Control are paid upon a Change of Control, without regard to whether the executive’s employment is terminated.

Qualifying Termination following a Change of Control	A Qualifying Termination of an executive employment within two years after a Change of Control.
Death or Disability	Disability is determined in accordance with our policies and procedures based on the facts and circumstances presented.

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KEYS TO TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

Payment	Description
Severance

The severance amount shown as payable to each of the named executive officers in the event of a Qualifying Termination, other than following a Change of Control, is provided for under the terms of the executive’s employment agreement as supplemented by the terms of ESP, except that for Messrs. Roth, Krakowsky and Carroll, severance benefits following a resignation for Good Reason are payable exclusively under the ESP.

In the event of a Qualifying Termination following a Change of Control, the severance amount shown for each of the named executive officers is provided for under the terms of the executive’s Change of Control Agreement.

Bonus

Mr. Mergenthaler’s employment agreement provides for a bonus payment in the event of a Qualifying Termination, other than following a Change of Control.

Mr. Carroll’s employment agreement provides for a bonus payment only in the event of an involuntary termination without Cause (and not in the event of resignation for Good Reason), other than following a Change of Control.

Mr. Krakowsky’s employment agreement provides that he is eligible for consideration for a bonus if Interpublic terminates his employment without Cause, other than following a Change of Control, but does not provide for a bonus payment if he resigns for Good Reason.

In the event of a Change of Control, each named executive officer is entitled to a bonus payment under the 2014 PIP at the executive’s target level (without regard to whether his employment terminates).

In the event of a termination of employment due to death or disability, the bonus amount shown for each of the named executive officers is payable under the 2014 PIP, which provides that award is pro-rated based on the time elapsed and the performance-level achieved. In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

Long-Term Incentives

Under the Interpublic’s Performance Incentive Plans:

•   In the event of termination due to death or disability:

-   Restricted stock vests on a pro-rata basis; and

-   Performance shares and performance cash vest on a pro-rata basis based on the time elapsed and the performance level achieved, unless employment terminates within 12 months of the grant date (in which case the entire award is forfeited). In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

•   Interpublic’s Performance Incentive Plans provide in the event of a Qualifying Termination following a Change of Control:

•   An executive will be entitled to payments for the following awards, each valued as of the date of the Change of Control:

-   Restricted stock; and

-   Performance shares and performance cash at the target performance level

Mr. Krakowsky’s employment agreement provides that if his employment is terminated involuntarily without cause (but not in the event of resignation for Good Reason), his restricted stock will continue to vest during his severance period.

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Payment	Description
Notwithstanding the foregoing, the Compensation & Leadership Talent Committee has discretion to accelerate vesting of any award granted under the 2009 PIP, if the named executive officer’s employment terminates at least 12 months after the date of grant.
Pension/Deferred Compensation

The amounts shown as payable under the CAP in the event of (i) a termination of employment for Cause or a voluntary termination without Good Reason or (ii) death or disability reflect the account balance as of December 31, 2017. The amounts shown as payable under the SERIP in these events reflect the sum of the 15 annual payments that would be due starting at age 60 (or 2 years after termination, if later) as of December 31, 2017.

The amounts shown as payable under the CAP and SERIP in the event of a Qualifying Termination or a Qualifying Termination following a Change of Control reflect the total amounts payable after applying the additional credits and vesting through the applicable severance period. In the event of a termination within 2 years after a Change of Control, (i) the amount shown for the SERIP will be paid in a lump sum at the then vested value of the future payments and (ii) the amount shown for the CAP will be paid in a lump sum.

The amounts shown as payable under Mr. Krakowsky’s ESBA, other than in the event of death, reflect amounts accrued as of December 31, 2017, which would be paid in annual installments of $50,000 per year. In the event of termination due to death, Mr. Krakowsky would receive 15 annual payments of $245,000 each.

Welfare Benefits

The medical, dental and vision benefits shown as payable upon a Qualifying Termination, other than following a Change of Control, are generally provided under the executive’s employment agreement and the ESP.

The medical, dental and vision benefits shown as payable in the event of a Qualifying Termination following a Change of Control are provided under the executive’s Change of Control Agreement.

Messrs. Roth’s, Mergenthaler’s, and Krakowsky’s 401(k) benefit, and Mr. Krakowsky’s life insurance premium benefit, are provided under their respective employment agreements.

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ESTIMATED TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

The following table shows amounts each named executive officer would be entitled to receive had the employment of such executive officer terminated on December 31, 2017, by reason of the listed triggering events.

Name		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)	Death ($)	Disability ($)	Qualifying Termination following a Change of Control ($) (3)
Michael Roth	Severance	0	3,000,000	0	0	15,750,000
	Annual Bonus	0	0	3,200,000	3,200,000	3,750,000
Long Term Incentive:	Performance Shares	0	0	7,854,563	7,854,563	13,670,294
	Performance Cash	0	0	5,719,118	5,719,118	7,700,000
	Restricted Stock	0	0	3,578,792	3,578,792	6,835,127
Benefits:	Med/Dental/Vision	0	39,346		0	59,019
	401(k) Match	0	12,150	0	0	12,150
Pension (1) / Def Comp (2)
Frank Mergenthaler	Severance	0	1,500,000	0	0	4,500,000
	Annual Bonus	0	2,500,000	1,175,000	1,175,000	1,250,000
Long Term Incentive:	Performance Shares	0	0	1,954,503	1,954,503	3,329,706
	Performance Cash	0	0	1,431,541	1,431,541	1,875,000
	Restricted Stock	0	0	1,532,766	1,523,766	3,195,984
Benefits:	Med/Dental/Vision	0	30,773	0	0	41,031
	401(k) Match	0	12,150	0	0	12,150
Def Comp (2)
Philippe Krakowsky	Severance	0	1,500,000	0	0	4,500,000
	Annual Bonus	0	1,250,000	1,500,000	1,500,000	1,250,000
Long Term Incentive:	Performance Shares	0	0	1,827,942	1,827,942	3,217,374
	Performance Cash	0	0	1,326,772	1,326,772	1,812,500
	Restricted Stock	0	1,207,020	1,479,745	1,479,745	3,139,819
Benefits:	Med/Dental/Vision	0	30,255	0	0	40,340
	401(k) Match	0	12,150	0	0	12,150
	Life Insurance	0	1,345	0	0	1,345
Pension (1) / Def Comp (2)
Andrew Bonzani	Severance	0	1,200,000	0	0	3,040,000
	Annual Bonus	0	0	600,000	600,000	720,000
Long Term Incentive:	Performance Shares	0	0	850,662	850,662	1,522,481
	Performance Cash	0	0	611,001	611,001	875,000
	Restricted Stock	0	0	605,782	605,782	1,217,462
Benefits:	Med/Dental/Vision	0	26,181	0	0	34,908
	401(k) Match	0	8,100	0	0	8,100
Def Comp (2)
Christopher Carroll	Severance	0	615,679	0	0	2,154,867
	Annual Bonus	0	461,759	400,000	400,000	461,759
Long Term Incentive:	Performance Shares	0	0	383,996	383,996	695,701
	Performance Cash	0	0	282,470	282,470	393,750
	Restricted Stock	0	0	259,940	259,940	441,362
Benefits:	Med/Dental/Vision	0	20,516	0	0	41,031
	401(k) Match	0	12,150	0	0	12,150
Def Comp (2)

(1)	The payment Mr. Roth is entitled to receive under the SERIP is described in detail on page 48, under the heading “Pension Benefits – The Interpublic Senior Executive Retirement Income Plan”.

The payment Mr. Krakowsky is entitled to receive under his ESBA is described in detail on page 48, under the heading “Pension Benefits – Executive Special Benefit Agreement”.

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(2)	The payments each named executive officer is entitled to receive under the CAP is set forth on page 50 in the Non-Qualified Deferred Compensation table under the column heading “Aggregate Balance FYE.”

Each of the named executive officers is entitled to the following additional amounts under the CAP in the event such named executive officer is terminated pursuant to either (i) a Qualifying Termination or (ii) a Qualifying Termination following a Change of Control.

Name	Qualifying Termination ($)	Qualifying Termination following a Change of control ($)
Mr. Roth	945,871	1,436,222
Mr. Mergenthaler	300,203	535,760
Mr. Krakowsky	76,201	135,480
Mr. Bonzani	54,354	106,223
Mr. Carroll	66,922	135,480

(3)	Some benefit payments shown in the table below may be reduced if necessary to avoid adverse tax consequences to the executive under Section 280G of the Internal Revenue Code.

CEO PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the relationship of the 2017 annual total compensation of our Chairman & CEO and the median of the annual total compensation of our employees (other than the Chairman & CEO).

For 2017, our last completed fiscal year:

•	The annual total compensation of our Chairman & CEO was $16,883,818 and

•	The median of the annual total compensation of all employees of our company (other than our Chairman & CEO), was $63,936.

Based on this information, for 2017, we estimate the ratio of the annual total compensation of our Chairman & CEO to the median of the annual total compensation of all employees to be 264:1.

To identify the median of the annual total compensation of all our employees and to determine the annual total compensation of the “median employee” and our CEO, we used the following methodology, material assumptions, adjustment, and estimates:

•	We determined that, as of October 1, 2017, our employee population of full-time, part-time and temporary employees consisted of over 49,000 individuals working at our parent company and worldwide consolidated subsidiaries.
•	To identify the “median employee” from our employee population, we first determined the amount of each employee’s “earnings” for the period January 1, 2017 through October 1, 2017. For this purpose, earnings refers to the employee’s base salary and bonus, if any, paid during the foregoing period. Base salary earnings for any full-time and part-time employees who were hired after January 1, 2017 were annualized to October 1, 2017 (to reflect 9 months of earnings). Earnings of employees outside of the U.S. were converted to U.S. dollars using the Company’s October 2017 monthly currency exchange rates.

•	We then identified our median employee from our employee population by arraying and sorting the employees by the foregoing earnings measure and choosing the employee ranked in middle of the population.

•	The annual total compensation for our Chairman & CEO represents the amount reported for our Chairman & CEO in the “Total” column of our 2017 Summary Compensation Table included on page 42 of this Proxy Statement.

•	The annual total compensation of our median employee was calculated based on the same methodology to determine our named executive officers’ compensation disclosed in our 2017 Summary Compensation Table.

58	Interpublic Group 2018 Proxy Statement

OUTSTANDING SHARES AND OWNERSHIP OF COMMON STOCK

Outstanding Shares

The outstanding capital stock of Interpublic at the close of business on March 29, 2018, the record date for the Annual Meeting, consisted of 386,165,566 shares of Common Stock. Only the holders of Common Stock on the record date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of stockholders at the meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information concerning direct and indirect beneficial ownership of Common Stock as of December 31, 2017 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	40,104,839	10.32%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	39,906,603	10.30%
FMR LLC, (4) 245 Summer Street Boston, MA 02210	30,172,143	7.76%
Massachusetts Financial Services Corp. (5) 111 Huntington Avenue, Boston, MA 02199	29,007,821	7.50%

(1)	The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership of the security within 60 days.

(2)	This disclosure is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 07, 2018, in which Vanguard reported that it is an investment manager that has sole voting power with respect to 558,452 shares of Common Stock, shared voting power with respect to 99,655 shares of Common Stock, sole dispositive power with respect to 39,454,135 shares of Common Stock and shared dispositive power with respect to 650,704 shares of Common Stock.

(3)	This disclosure is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 8, 2018, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 35,275,926 shares of Common Stock and sole dispositive power with respect to 39,906,603 shares of Common Stock.

(4)	This disclosure is based on a Schedule 13G filed by FMR, LLC with the SEC on February 13, 2018, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 3,765,588 shares of Common Stock and sole dispositive power with respect to 30,172,143 shares of Common Stock.

(5)	This disclosure is based on a Schedule 13G filed by Massachusetts Financial Services Corp. with the SEC on February 09, 2018, in which it reported that it is an investment advisor that has sole voting power with respect to 27,244,676 shares of Common Stock and sole dispositive power with respect to 29,007,821 shares of Common Stock.

Interpublic Group 2018 Proxy Statement	59

Outstanding Shares and Ownership of Common Stock

Share Ownership of Management

The following table sets forth information concerning the direct and indirect beneficial ownership of the Common Stock as of March 29, 2018 by each director, each executive officer named in the Summary Compensation Table, and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner	Common Stock Ownership	Options Exercisable Within 60 Days	Total (1)(2)
Andrew Bonzani	72,721	0	72,721
Christopher Carroll	34,524	0	34,524
Jocelyn Carter-Miller	32,578	0	32,578
H. John Greeniaus	107,769	0	107,769
Mary J. Steele Guilfoile	96,154	0	96,154
Dawn Hudson	40,143	0	40,143
William T. Kerr	137,403	0	137,403
Philippe Krakowsky	252,951	0	252,951
Frank Mergenthaler	329,460	0	329,460
Henry S. Miller	29,302	0	29,302
Jonathan F. Miller	24,302	0	24,302
Patrick Q. Moore	0	0	0
Michael I. Roth	1,198,621	2,598,927	3,797,548
David M. Thomas	109,523	0	109,523
E. Lee Wyatt	0	0	0
Other executive officers	48,855	0	48,855
All directors and executive officers as a group ( 17 persons)	2,514,306	2,598,927	5,113,233

(1)	The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option that is exercisable or that will become exercisable within 60 days. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 2014 PIP, 2009 PIP and the 2009 Directors’ Plan due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

(2)	No individual identified in the table had beneficial ownership of more than 1% of the outstanding shares of Common Stock as of March 29, 2018. Interpublic’s directors and executive officers as a group had beneficial ownership of 1.32% of the outstanding shares of Common Stock.

No executive officer or director of Interpublic has pledged any shares of Common Stock as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Interpublic’s directors and executive officers and persons who beneficially own more than 10 percent of any class of its equity securities to file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of Interpublic’s equity securities.

Based solely on our review of the copies of such reports furnished to us by the Company’s directors and executive officers for the year ended December 31, 2017, and on the written representations made by such persons that no other reports were required, we believe that each of Interpublic’s directors and executive officers timely filed all required reports, except as follows:

The 2017 Restricted Share Grant made to the directors who were members of the Board at the time was filed with the SEC on May 31, 2017.

A sale of 5,854 shares of common stock by Julie Connors on June 22, 2017, was filed with the SEC one business day after the date the filing was due.

Interpublic is not aware of any person or entity that is the beneficial owner of more than 10 percent of any class of its equity securities.

60	Interpublic Group 2018 Proxy Statement

ITEM  4. STOCKHOLDER PROPOSAL

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has submitted the following proposal for consideration at the Annual Meeting:

Proposal 4 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Supporting Statement

Caterpillar is an example of a Company recently changing course and naming an independent board chairman. Caterpillar had strongly opposed a shareholder proposal for an independent board chairman as recently as its 2016 annual meeting. Wells Fargo also changed course and named an independent board chairman in 2016.

It was reported that 53% of the Standard & Poor’s 1,500 firms separate these 2 positions (2015 report): Chairman and CEO. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

Having a Board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

An independent Board Chairman is more important at Interpublic since our stock has fallen in a year in which the market was up. Meanwhile our Chairman was busy with a total of 3 directorships and received the highest negative votes of any Interpublic director. Plus our Lead Director had a long-tenure of 13 years. Long-tenure can impair the independence of a director – no matter how well qualified. Independence is a priceless attribute in a Lead Director.

Please vote to enhance the oversight of our CEO:

Independent Board Chairman – Proposal 4

MANAGEMENT STATEMENT IN OPPOSITION

Prior Submissions on this topic

This matter has previously been voted on by our stockholders, at the 2006, 2007 and 2016 annual meetings and only received the support of 12%, 15% and 19% of our stockholders, respectively, demonstrating clear approval of our Board leadership structure.

The Board’s existing leadership structure is effective and appropriately flexible

The Board has determined that currently having the combined role of board chair and chief executive officer (“CEO”) provides Interpublic with the most efficient and effective leadership model and serves a number of important goals. The CEO facilitates the flow of information between management and the Board and is best able to keep the Board informed about the advertising and marketing services industry and the global operations of Interpublic and its subsidiaries, regularly consulting with board members in a timely manner about important issues facing Interpublic. The Board also believes that the current structure provides focused leadership for the Company, helps ensure accountability for the Company’s performance and promotes a clear, unified vision for our Company by assuring that the strategies adopted by the Board will be well positioned for execution by management.

The Board has a strong, independent presiding director

The Board’s presiding director is appointed by and from among the independent board members and has specific authority that ensures objective, independent oversight of management’s strategic decisions, risk management, succession planning and executive performance and compensation. The authority and responsibilities of the presiding director are outlined in the Company’s Governance Guidelines, which are available at www.interpublic.com.

As noted on pages 14 and 15 of this proxy statement, the presiding director:

•	serves as liaison between the chairman and the independent directors;

•	is authorized to call a meeting of the independent directors at any time;

Interpublic Group 2018 Proxy Statement	61

Item 4. Stockholder Proposal

•	is authorized to call a meeting of the full board at any time;

•	chairs executive sessions of the independent directors on at least a quarterly basis;

•	coordinates and approves board meeting agendas and meeting schedules to ensure that topics of importance are being addressed by management; and

•	has direct input in and discusses proposed changes to committee assignments with each director.

Our existing governance structure fosters board independence

The Board believes the Company’s corporate governance practices, beyond those allowing for a strong presiding director, make it unnecessary to require an independent chairman.

For example:

•	10 out of 11 directors, or 91%, are independent.

•	Each of the Audit, the Compensation and Leadership Talent and the Corporate Governance Committees is required to be composed solely of independent directors. This means that the oversight of key matters, such as the integrity of financial statements, CEO performance, executive compensation, the nomination of directors and evaluation of the Board and its committees, is entrusted exclusively to independent directors.

•	The Board and its committees meet regularly in executive session without management, have complete access to management and have the authority to retain independent advisors, as they deem appropriate.
•	All independent directors play a role in overseeing the CEO’s performance, with the Board routinely discussing this subject in executive session without the CEO present.

Interpublic’s ISS corporate governance ranking is among the best

From the date Interpublic last received a proposal on this topic at the 2016 annual meeting through the printing of this proxy statement, Interpublic has maintained a governance rating of “1” from Institutional Shareholder Services (ISS), which is the highest ranking possible.

Restricting the Board’s discretion would be detrimental to the interests of stockholders

The Board believes strongly that it should have the discretion of deciding if and when Interpublic is best served by a chairman who acts in a dual role as chief executive officer. The proposal seeks to eliminate the flexibility of the Board to make such determinations. Given the presence of the independence safeguards and overall governance structure noted above, the Board believes that such a mandate would be both unnecessary and detrimental to the interests of stockholders. The members of the Board have experience with and knowledge of the challenges and opportunities the Company faces at any given time, and are therefore in the best position to choose the leadership structure that is most appropriate for the situation. Rigid application of the proposal would deprive the Board of the ability to evaluate the particular needs of Interpublic and the specific qualifications of the individual in question.

The Board of Directors recommends a vote AGAINST the stockholder proposal regarding an independent board chairman.

62	Interpublic Group 2018 Proxy Statement

INFORMATION FOR STOCKHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and Proxy Statement (as well as other stockholder communications from the issuer) to two or more stockholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of

Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP, General Counsel & Secretary or by calling Corporate Communications at (212) 704-1200. Your notification should include the name of your brokerage firm or bank and your account number.

If your household received only single copy of the 2017 Annual Report or this Proxy Statement and you would like to receive a separate copy, please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Common Stock equivalent to the interest in Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to Great-West Trust Company, the trustee of the Plan (the “Trustee”), pursuant to the proxy card being mailed with this Proxy Statement to Plan participants. The Trustee will vote shares in accordance with duly executed instructions if received on or before May 23, 2018.

If the Trustee does not receive timely instructions, the shares of Common Stock equivalent to the interest in Interpublic’s Common Stock credited to that participant’s account, will not be voted by the Trustee. The Trustee will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that the Trustee votes the Common Stock for which it receives timely instructions from Plan participants.

The Board of Directors is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Andrew Bonzani

Senior Vice President, General Counsel & Secretary

April 11, 2018

Interpublic Group 2018 Proxy Statement	63

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 24, 2018. Vote by Internet • Go to www.envisionreports.com/IPG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card    qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q    A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. 1. Election of Directors:    For Against Abstain    1.1 - Jocelyn Carter-Miller 1.4 - Dawn Hudson 1.7 - Jonathan F. Miller 1.10 - David M. Thomas    For Against Abstain    1.2 - H. John Greeniaus 1.5 - William T. Kerr 1.8 - Patrick Q. Moore 1.11 - E. Lee Wyatt Jr.    For Against Abstain    1.3 - Mary J. Steele Guilfoile 1.6 - Henry S. Miller 1.9 - Michael I. Roth    2. Ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2018.    For Against Abstain    3. Advisory vote to approve named executive officer compensation. 4. Stockholder proposal entitled “Independent Board Chairman”.    For Against Abstain    B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    1UPX + 02SQ7A

THE INTERPUBLIC GROUP OF COMPANIES, INC. ANNUAL MEETING OF STOCKHOLDERS May 24, 2018 9:30 A.M. PALEY CENTER FOR MEDIA 25 W. 52nd STREET NEW YORK, NEW YORK You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/IPG    qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q    Proxy — THE INTERPUBLIC GROUP OF COMPANIES, INC. + PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERPUBLIC FOR THE ANNUAL MEETING OF STOCKHOLDERS, May 24, 2018    The undersigned hereby constitutes and appoints Michael I. Roth, Frank Mergenthaler and Andrew Bonzani, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held at the Paley Center for Media, 25 W. 52nd Street, New York, New York, on Thursday, May 24, 2018 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to Great-West Trust Company, the trustee of the trust maintained under the Plan (the “Trustee”), for all shares held of record by the Trustee as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by the Trustee. The Trustee will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD. (Continued, and to be marked, dated and signed, on the other side)    C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below.    Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.    IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +